UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2006

VAXGEN, INC.
(Exact name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-26483 (Commission File Number)	94-3236309 (I.R.S. Employer Identification Number)

1000 MARINA BOULEVARD, SUITE 200, BRISBANE, CALIFORNIA 94005
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (650) 624-1000

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(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3—SECURITIES AND TRADING MARKETS

Item 2.02. Results of Operations and Financial Condition.

Under Item 8.01 of this Current Report on Form 8-K, in an update to its Risk Factors and Business description, VaxGen announced that as of December 31, 2005, its cash, cash equivalents and investments totaled approximately $16.8 million (unaudited).

SECTION 8—OTHER EVENTS

Item 8.01. Other Events.

VaxGen hereby updates its Business description and Risk Factors as follows:

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this Current Report on Form 8-K (“Current Report”), you should carefully consider the risk factors disclosed in this Current Report when evaluating an investment in the Company’s common stock. This Current Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any statements of the plans and objectives of management for future operations, any statements regarding future operations, any statements concerning proposed new products or services, any statements regarding pending or future mergers or acquisitions, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negative thereof or other comparable terminology. There can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our forward-looking statements are subject to inherent risks and uncertainties including, but not limited to, the risk factors set forth in this Current Report. All forward-looking statements and reasons why results may differ included in this Current Report are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

References to “VXGN,” “Company,” “we,” “our” or “us,” mean only VaxGen, Inc. and its subsidiary.

BUSINESS

Overview

We are a biopharmaceutical company focused on the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. We are currently developing vaccine candidates against inhalation anthrax and smallpox for the purpose of biodefense. We also are exploring a vaccine candidate against bacterial meningitis.

On September 30, 2002 and on September 30, 2003 we were awarded contracts to fund and facilitate the development of our recombinant anthrax vaccine candidate, rPA102. These two contracts were awarded by the National Institute of Allergy and Infectious Diseases (“NIAID Contracts”) and have a total combined value of $101.2 million. On November 4, 2004, the Office of Public Health Emergency and Preparedness (“OPHEP”) awarded us a contract valued at $877.5 million to provide 75 million doses of rPA102 to the U.S. government’s Strategic National Stockpile (“SNS”) for civilian defense (“SNS Contract”). The SNS Contract also includes up to an additional $69 million in cost-plus-fixed-fee task orders, which may be awarded at the government’s discretion. We estimate that we will be prepared to deliver a validated recombinant anthrax vaccine to the Department of Health and Human Services (“HHS”) in the fourth quarter of 2006. Due to the evolving nature of biodefense product procurement by the HHS and the customary risks and uncertainties associated with pharmaceutical product development, we cannot assure the timing of deliveries or the certainty that the vaccine can be delivered.

In collaboration with the Chemo-Sero-Therapeutic Research Institute of Japan (“Kaketsuken”), we are also developing, for use in the United States and internationally, LC16m8, an attenuated smallpox vaccine candidate. “Attenuated” refers to genetic alteration undertaken to enhance vaccine safety, as compared to the conventional, or unattenuated, strains. LC16m8 has already been approved by the regulatory authorities in Japan for the prevention of smallpox in humans. We initiated a Phase I/II trial of our smallpox vaccine candidate in the United States in October 2004, and the preliminary results from the trial showed no serious vaccine-related adverse events and that the LC16m8 vaccine candidate induced immune responses in all recipients. The vaccine is being developed as a safer alternative to unattenuated smallpox vaccines already in the U.S. national stockpile of biodefense products.

We intend to continue expanding our portfolio of biologic products through a combination of in-licensing, partnerships, internal development and by leveraging our capabilities in biopharmaceutical product development and biopharmaceutical manufacturing. The income we expect to generate from our biodefense product candidates will be used to fund product development. Although we expect biodefense products to continue to be an important component of our product portfolio for the foreseeable future, we are extending our business activities into non-biodefense product candidates. In April 2005, we entered into collaboration with EndoBiologics International Corporation (“EndoBiologics”) to pursue early-stage research into a vaccine to prevent meningitis and other diseases caused by Group B Neisseria meningitides bacterial infection. We are funding proof-of-concept studies and have an exclusive option to continue product development if the studies yield promising results.

We were incorporated in 1995 to complete the development of an investigational recombinant protein vaccine, AIDSVAX, designed to prevent infection by human immunodeficiency virus (“HIV”). In 2003, we ceased almost all of our development efforts for the HIV vaccine candidates, except for limited activities funded by Global Solutions for Infectious Diseases, to whom we have also licensed certain of our HIV vaccine candidate rights. We own approximately 21% of the equity interest of Celltrion, Inc. a South Korean mammalian-cell-culture manufacturing operation formed in 2002 (“Celltrion”). Celltrion currently has an agreement to manufacture certain biological products being developed by Bristol-Myers Squibb Co. Our wholly-owned subsidiary, VaxGen-Celltrion, Inc. (“VCI”), owns the manufacturing facility which we are currently using to manufacture our anthrax vaccine candidate, rPA102.

Historical Financial Statements and Status of Audits by Independent Auditors

In April 2004, we terminated our relationship with our independent auditors, KPMG LLP (“KPMG”), and engaged new independent auditors, PricewaterhouseCoopers LLP (“PwC”). As part of an examination of our historical financial statements, we determined in July 2004 that we should recognize revenue from certain government contracts, most of which are with the National Institute of Allergy and Infectious Diseases (NIAID), as costs are incurred. Previously, we recognized revenue from the NIAID Contracts only after completing contract milestones, which often occurred at much later dates. This change in accounting policy accelerates the recognition of revenue relating to the NIAID Contracts and certain other government contracts. Because we now believe that the previous accounting method was inappropriate, we determined that our historical financial statements should not be relied upon.

We engaged PwC to reaudit our financial statements for 2003, 2002 and 2001 (“Reaudits”) because KPMG withdrew its audit opinions for 2003 and 2002 and would not consent to the use of its audit opinion for 2001. PwC was also engaged to conduct an audit for 2004 and 2005 and a review of the fiscal quarters of 2004 and 2005. We have been unable to file our 2004 and 2005 Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2004 because the Reaudits and audits of subsequent periods are not yet complete.

In July 2005, we concluded that our historical accounting for our 2002 investment in Celltrion was also not in conformity with United States generally accepted accounting principles (“U.S. GAAP”) and was therefore, inappropriate. Our 2002 and 2003 restated financial statements will reflect the recording of our investment in Celltrion and the recognition of our share of Celltrion’s net losses using the equity method of accounting.

We have been unable to file financial statements with the SEC since March of 2004 pending completion of the Reaudits. Due to our failure to file timely financial statements with the SEC, we were delisted from the Nasdaq National Market (“Nasdaq”) in August 2004. There has not been any misconduct associated with our change to a new revenue recognition policy, our accounting for our investment in Celltrion, our change in auditors or our failure to file financial statements in a timely manner. We believe that the actions of our management and directors in this regard were dictated solely by our desire to file financial statements in accordance with U.S. GAAP.

On January 25, 2006, we announced that Celltrion had completed the preparation of its financial statements according to U.S. GAAP for the period from its inception to December 31, 2003 and had submitted such financial statements to its independent auditors. Audited financial statements for Celltrion in accordance with U.S. GAAP are required so that we can record our investment in Celltrion and our share of Celltrion’s results in our own financial statements using the equity method of accounting.

We believe we now have resolved all of the significant issues that prevented us from completing our restatements and have entered the final phase of our restatement process. We now need to complete the preparation of our financial statements and submit those statements to PwC. Until now, our restatement program has required researching and analyzing numerous transactions, some dating back as far as the year 2000. Our focus has now shifted to the more routine work of completing financial statements for review by PwC and then filing them with the SEC.

We still need to complete the preparation of our financial statements and submit them to PwC. We anticipate submitting our draft amended 2003 Annual Report on Form 10-K/A to PwC in the first quarter of 2006. Once that task is accomplished, we believe the process of completing and submitting our remaining financial statement drafts to PwC and the subsequent filing of our remaining outstanding reports with the SEC should proceed more rapidly, because these documents will not include restatements. We believe the following steps remain in the process leading to the filing of all of our outstanding financial statements:

•	Issuance of an audit opinion by Celltrion’s independent auditors for the period from inception through December 31, 2003;
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Completion and submission of our amended Annual Report on Form 10-K/A for the year ended December 31, 2003 to PwC. This Annual Report will include restated financial statements for the years 2001 and 2002;

•	Filing of our amended Annual Report on Form 10-K/A for the year ended December 31, 2003 with the SEC; and
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Repetition of the steps described above for VaxGen’s Annual Report on Form 10-K for the year ended December 31, 2004 and related Quarterly Reports on Forms 10-Q, followed by an audit of the financial statements for the year ended December 31, 2005 and filing of our Annual Report on Form 10-K for the year ended December 31, 2005 and related Quarterly Reports on Forms 10-Q, as well as any outstanding Quarterly Reports on Forms 10-Q for 2006.

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Our Annual Report on Form 10-K for the year ended December 31, 2005 must include an assessment of our internal controls over financial reporting. Our independent auditors must perform an audit of our internal controls over financial reporting at December 31, 2005 and issue an opinion with respect to those internal controls. Also, our financial statements for the year ended December 31, 2004, which will not include an assessment of internal controls or an audit opinion regarding internal controls, must not be deemed deficient by the SEC for reasons of non-compliance with the provisions of the Sarbanes-Oxley Act of 2002.

Relisting

We expect to apply for relisting on the Nasdaq upon filing all of our outstanding financial statements with the SEC. We cannot give any assurance, however, that we will be able to file a relisting application in a timely manner, or that the Nasdaq will approve our relisting application in a timely manner, if at all, when filed. See “Relisting” below.

Why Biodefense Vaccines

Vaccination has long been recognized as one of the most cost-effective forms of disease control. Many newly introduced vaccine products enjoy market exclusivity due to high clinical and regulatory barriers to entry, complex development and manufacturing processes and patent protection. Vaccines are particularly well suited to address the threat of bioterrorism, the intentional infection of individuals or nations with weaponized versions of deadly pathogens, such as anthrax, smallpox, Clostridium botulinum (“C. botulinum”), plague and Ebola, for a number of reasons, including the following:

•	Once signs of infection are apparent, treatment options, if available, are limited;
•	Even where preventive or therapeutic drugs are available, their utility or efficacy is limited, they are often expensive, and they can carry side effects;
•	Only vaccines have the potential for widespread prevention in advance of exposure to these pathogens;
•	Only vaccines provide long lasting protection against infection; and
•	The availability of vaccines may deter the use of a specific pathogen as a bioterrorism weapon.

The terrorist attacks of September through November 2001 in the United States changed political and budgetary attitudes towards bioterrorism threats. The U.S. government has recognized that it must provide incentives for private industry to develop and manufacture biodefense products. The U.S. government has identified the acquisition of biodefense products to combat smallpox, anthrax, C. botulinum, plague and Ebola as a priority. On October 1, 2003, Congress passed the Department of Homeland Security Appropriations Act, 2004 (“HSAA”), which includes $5.6 billion over a 10-year period for the purchase of medical countermeasures against bioterrorist attacks.

In July 2004, President Bush signed the Project BioShield Act of 2004 (“Project BioShield”) into law with the intention of accelerating the availability of effective countermeasures against bioterrorism. Project BioShield also increases the authority and flexibility of the National Institutes of Health (“NIH”) to facilitate the development of new products for biodefense and provides an efficient mechanism for the HHS to purchase biodefense vaccines.

Our Strategy

Our goal is to be a profitable and sustainable biotechnology company and a leader in the treatment and prevention of human infectious disease. The following are key elements of our strategy:

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Complete the development and delivery of 75 million doses of our anthrax vaccine candidate under the SNS Contract. We were awarded an $877.5 million contract to supply a stockpile of our recombinant anthrax vaccine and advance the product to market approval by the U.S. Food and Drug Administration (“FDA”). We also plan to maintain our anthrax manufacturing capacity after satisfaction of the SNS Contract both to provide surge capacity should it be needed to respond to a terrorist attack and to allow us to supply additional vaccine to replenish the SNS as the initial inventory reaches the end of its shelf life.

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Successfully introduce our smallpox vaccine candidate to the U.S. biodefense market. We plan to demonstrate the efficacy of our smallpox vaccine through animal models, demonstrate its safety and potency in human clinical trials and win a contract to supply our attenuated smallpox vaccine to the SNS. We believe the purposes of such a contract would be to initially supplement and then ultimately replace the unattenuated smallpox vaccines currently in inventory.

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Leverage our products and manufacturing capacity. Under current federal law, we may sell our anthrax and smallpox vaccines domestically to the military, state and local governments and private individuals, if and when the vaccines are approved by the FDA. We may also be permitted to sell our vaccines, either before or after FDA approval, to other allied governments. These additional markets may provide us with the opportunity for substantial additional revenues from our vaccines. We intend to pursue these opportunities aggressively.

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Build our pipeline of product candidates for infectious disease. Our expertise is in infectious disease and manufacturing recombinant protein vaccines. We have licensed the rights to our recombinant anthrax vaccine and our attenuated smallpox vaccine. We intend to broaden our product pipeline through the acquisition or licensing of additional product candidates that fall within our expertise. In April 2005, we took the initial step towards this goal by establishing a collaboration with EndoBiologics to develop a vaccine to prevent Meningitis B.

Our Products

Our two principal vaccine candidates, rPA102 for anthrax and LC16m8 for smallpox, are described below.

rPA102 Anthrax Vaccine

We are developing rPA102, a recombinant Protective Antigen (“rPA”) anthrax vaccine candidate, with the assistance of funding provided by contracts awarded to us by the National Institute of Allergy and Infectious Diseases (“NIAID”). rPA102, initially developed by the U.S. Army Medical Research Institute of Infectious Diseases (“USAMRIID”) and licensed to us, combines the benefits of a vaccine made through modern recombinant technology with the ability to protect against inhalation anthrax by stimulating immunity to anthrax Protective Antigen.

About Anthrax

Anthrax spores are naturally occurring in soil samples throughout the world. Anthrax infections are most commonly acquired through cutaneous contact with infected animals and animal products or, less frequently, by inhalation or ingestion of spores. Cutaneous anthrax is caused when anthrax spores enter the body through a cut or abrasion. The incubation period following infection can be anywhere from one to 12 days. In contrast, the incubation period for inhalation anthrax is generally shorter, usually one to seven days. With inhalation anthrax, once symptoms appear, fatality rates are high even with the initiation of antibiotic and supportive therapy. Further, a portion of the anthrax spores, once inhaled, may remain dormant in the lung for several months and germinate, causing disease well after the discontinuation of antibiotic therapy. Vaccine immunity protects against the potential of such late onset disease.

In the fall of 2001, when anthrax-contaminated mail was deliberately sent through the U.S. Postal Service to government officials and members of the media, five people died and many more became sick. These attacks heightened the urgency to develop a safe and effective anthrax vaccine for use in the general population.

Anthrax bacteria secrete three proteins, Protective Antigen (“PA”), Lethal Factor (“LF”) and Edema Factor (“EF”), which are individually non-toxic but can become highly toxic if allowed to interact on the surface of human cells. The interaction starts when PA attaches to a human cell; once PA attaches, it can be converted to an activated form, after which seven copies of the activated PA can form a ring structure. EF and LF can only bind to PA when it is in this seven-member ring structure, or heptamer. Once LF or EF bind to PA heptamers, they become active toxins, which then enter cells through the human cell membrane and can cause serious illness or death. Scientists believe that exposure to any of these three proteins alone cannot cause serious illness or death in otherwise healthy individuals.

The rPA102 vaccine candidate we are developing is based on intact PA manufactured using recombinant technology in a genetically altered, non-pathogenic anthrax bacterium. The production strain lacks the genetic information necessary to produce the EF and LF proteins and is incapable of either capsule or spore formation. The rPA in our vaccine candidate is designed to train the human immune system to produce antibodies to PA. In the event of infection with anthrax, these antibodies coat the surface of PA and are designed to prevent PA from attaching to the cell membrane or forming the PA heptamer necessary for either LF or EF to bind. The vaccine candidate is being developed for use in people either before or after they have been exposed to anthrax spores. When used after exposure, speed of the immune response will be critical, while when used in those who might be exposed to anthrax spores at some time in the future, duration of immunity is of primary importance.

The Anthrax Vaccine Market Opportunity

The U.S. government has recognized a need to devise appropriate and effective measures to protect its citizens from the harmful effects of anthrax spores used as instruments of terror. The only anthrax vaccine currently approved by the FDA is BioThrax™, produced by BioPort Corporation (“BioPort”). This product currently requires six injections over 18 months and annual booster doses thereafter, has limited availability and distribution, and is only indicated for at-risk individuals. NIAID has been funding development of recombinant anthrax vaccines designed for use in the general population with the goals of demonstrating safety and immunogenicity in humans, efficacy against inhalation anthrax in animal challenge studies and limiting the number of vaccine injections to no more than three.

We have been awarded three anthrax vaccine contracts, two from NIAID to develop the vaccine and one from the OPHEP within the HHS to produce 75 million doses of the vaccine. Each of these contracts resulted from open, competitive solicitations which received multiple bids.

We were awarded our first NIAID anthrax vaccine development contract in the fall of 2002 (“2002 Anthrax Contract”). Under the original terms of this cost-plus-fixed-fee contract, NIAID agreed to pay us $13.6 million to fund the manufacture of 2,000 vaccine doses, conduct animal challenge studies and a Phase I clinical trial and produce an initial feasibility plan for how we would manufacture an emergency stockpile of at least 25 million doses. The program requirements for this contract were organized into five general categories (“Milestones”). As most recently amended on September 30, 2003, the value of this contract was increased to $20.9 million, reflecting additional costs required to complete the contract and a revised allowance for overhead expenses. In December 2004, we received official notification from NIAID indicating that we had met the program requirements associated with all Milestones under the 2002 Anthrax Contract.

On September 30, 2003, we were awarded a cost-plus-fixed-fee contract valued at $80.3 million from NIAID for the advanced development of our anthrax vaccine candidate (“2003 Anthrax Contract”). This contract is intended to fund development through manufacturing scale-up and completion of two Phase II clinical studies, which will support the filing of a Biologics License Application (“BLA”) with the FDA. However, we believe that additional PhaseII/III studies will be required to support a BLA. On October 7, 2003, we entered into a license agreement with USAMRIID that, subject to certain rights retained by the U.S. government, provides us with an exclusive, worldwide license to USAMRIID’s patented technology to develop, manufacture, use and commercialize the rPA102 vaccine candidate. Additional steps required to support a BLA filing that are not covered by the NIAID Contracts include a large-scale Phase III safety study and may include additional non-clinical and clinical trials.

On November 4, 2004, we entered into the SNS Contract to provide 75 million doses of our rPA anthrax vaccine to the SNS. The SNS is a national repository of medical products maintained by the Centers for Disease Control and Prevention (“CDC”).

The SNS Contract, the first of its kind under Project BioShield, is intended to provide enough doses to vaccinate 25 million Americans in a three-dose regimen against inhalation anthrax, the most deadly form of the disease. The contract calls for us to provide 25 million doses of our recombinant Protective Antigen anthrax vaccine to the SNS within two years of the award and a total of 75 million doses within three years. For the remainder of the 5-year contract, we are required to maintain active manufacturing operations and provide stockpile-related services. We expect to begin recognizing revenue from the supply contract upon acceptance of the vaccine by the U.S. government and delivery to the SNS.

We estimate that we will be prepared to deliver a validated recombinant anthrax vaccine to the HHS in the fourth quarter of 2006. This is an update to our guidance throughout most of 2005 that we expected to initiate deliveries starting in the first half of 2006. The shift in timeline is largely due to evolving regulatory requirements and company-directed product enhancements, which will be incorporated into the manufacture of vaccine used in our forthcoming second Phase II trial and for supplies to the SNS.

In connection with the revised timeline, VaxGen and the HHS are communicating regarding a potential modification to our SNS Contract. We currently anticipate that this potential modification will establish a new schedule for delivery of the vaccine into the SNS stockpile to accommodate certain adjustments in the development of the vaccine and additional requirements by the HHS and the FDA. Because the potential modification and its content are still under discussion, we cannot assure you that the modification will be issued by the HHS in our favor, if at all. If the HHS does not approve the modification, we will not be able to deliver the vaccine according to the timelines set forth under our existing SNS Contract, in which event the HHS could take action against us, up to and including declaring us in default under the SNS contract.

Under the authority of Project BioShield, the U.S. government intends to begin taking delivery of the vaccine before it is approved by the FDA for commercial use. Under the terms of the current contract, we are required to continue developing the vaccine with the goal of receiving FDA approval for use of the vaccine both before and after exposure to anthrax. Our effort to develop the rPA102 vaccine has already received Fast-Track designation, meaning that the FDA will take appropriate actions to expedite the development and review of an approval application for the vaccine, when and if it is submitted to the FDA. While this designation may assist in expediting the FDA’s review of our potential approval application, it does not guarantee that the anthrax vaccine will be approved more quickly, or at all.

The majority of the SNS Contract’s value, $754.5 million, relates to a discounted payment at a fixed base price for delivery of the vaccine in advance of confirming long term stability and of FDA approval. Payment is contingent upon delivery of useable product, defined as having the clinical and nonclinical regulatory data permitting the Centers for Disease Control and Prevention to obtain approval of a Post-Exposure Contingency Use IND Protocol based on data contained under our Investigational New Drug status (“IND”) and manufactured under validated conditions using current Good Manufacturing Practices (“cGMP”). Supplemental milestone payments to the fixed base price, valued at an additional $123 million, are payable after the completion of two regulatory and one product development milestones. The two regulatory milestones are FDA marketing approval of the vaccine for use before and after exposure to anthrax. The product development milestone requires demonstration that the vaccine is stable in pre-filled syringes for at least 18 months.

Above the base fee and milestone amounts of $877.5 million, the SNS Contract includes task orders, budgeted at up to $69 million, which can be awarded at the government’s sole discretion. These tasks, which would be funded under cost-plus-fixed-fee arrangements, include testing the vaccine in children and the elderly, maintaining manufacturing operations for the vaccine and conducting post-marketing studies.

Development costs required to obtain approval of the vaccine, over and above those covered by our NIAID Contracts, are being borne by us. We expect these remaining development costs, which include the costs of Phase III safety and immunogenicity trials, will be recovered through sale of the vaccine under the SNS Contract.

In addition to our current SNS Contract, we believe that the HHS may order additional supplies of our anthrax vaccine to maintain or replenish the SNS as the vaccine is either used or its shelf life expires. According to a Congressional Budget Office (“CBO”) report from May 2003, the U.S. government expected the cost of purchasing rPA vaccine to maintain and replenish the stockpile to equal the cost of its creation which, at the time, was expected to be composed of 60 million doses. We also intend to market the vaccine to approved foreign governments prior to FDA approval and to the U.S. military, state and local governments and consumers if and when the vaccine candidate receives FDA approval.

As part of our strategy, we have been and will continue to be dependent upon contracts from U.S. government agencies. Currently, substantially all of our revenues are obtained from these contracts. These contracts generally contain provisions which allow the U.S. government to terminate the contract in whole or in part either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. For further discussion, please see the section titled “Risk Factors --U.S. government agencies have special contracting requirements, which create additional risks.”

License from USAMRIID

We have entered into a license agreement with USAMRIID under which USAMRIID granted us, subject to certain rights retained by the U.S. government, an exclusive, worldwide license (with the right to sublicense) under its patents pertaining to the method of making an anthrax vaccine and to a proprietary expression system to develop, make and commercialize vaccine products for the prevention or treatment of anthrax infection. The U.S. government has retained a non-exclusive, irrevocable, worldwide license to practice and have practiced, on behalf of the United States and/or any foreign government or international organization pursuant to any treaty or agreement with the United States, the inventions claimed in the licensed patents or any improvements to those inventions. In addition, we have granted to the U.S. government a royalty-free license of the same scope to any patented invention that we create under the license agreement. Pursuant to the terms of the license agreement, we are obligated to pay USAMRIID an execution fee, patent maintenance fees, anniversary fees, milestone payments and royalties. The license agreement continues until the later of the date of (1) the last-to-expire patent in the licensed patent technology or (2) the last abandonment of a patent application in the licensed patent technology. USAMRIID can terminate the license agreement if we or any of our sublicensees:

•	fail to diligently develop a vaccine product in accordance with the development plan described in the agreement;
•	materially breach the agreement;
•	make a materially false statement (or fail to provide required information) in a plan or report required under the agreement;
•	fail to make payments required under the agreement; or
•	file for bankruptcy.

In addition, USAMRIID may terminate the license agreement if it determines that such action is necessary to meet requirements for public use specified by government regulations issued after the effective date of the agreement and we do not satisfy such requirements. The license agreement also provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive or exclusive license in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs.

Clinical Trials

The FDA has promulgated regulations permitting the approval of new drugs or biologics for potentially fatal diseases where human studies cannot be conducted ethically or practically. Unlike most vaccines, which require large, Phase III effectiveness trials in patients with the disease or condition being targeted, an anthrax vaccine can be evaluated and approved by the FDA on the basis of Phase III human clinical studies demonstrating safety and immune response, supported by studies of inhalational anthrax in animal models to show effectiveness, but there is no assurance that the FDA will approve our vaccine on this or any other basis. The rPA102 vaccine candidate was under development for more than a decade by USAMRIID prior to its license to us, and we believe preliminary evidence of its effectiveness and safety was documented in animals, including non-human primates. We have further demonstrated preliminarily the effectiveness in animals of rPA102 in similar studies of product manufactured under the NIAID Contracts. Preclinical studies will continue to be used to evaluate rPA102’s safety and effectiveness as we optimize the vaccine formulation and immunization schedule. Approximately 600 human study volunteers had participated in our clinical studies of rPA102 as of December 31, 2005, with additional clinical studies of safety, dosing and immune response planned. No human study volunteers have been or will be exposed to anthrax.

We launched a Phase I randomized, double-blind, BioThrax-controlled, ascending dose clinical trial of rPA102 in June 2003. The trial was conducted at four leading U.S. medical centers under funding from the 2002 Anthrax Contract. The trial was designed to evaluate rPA102’s safety and its ability to stimulate an immune response using four different rPA102 dose levels, combined with a single adjuvant level, over a 12-month period. The trial design included a control group receiving BioThrax, the currently approved anthrax vaccine. All immunizations were completed in September 2003. Preliminary results from the trial were submitted to NIAID and were used to establish our eligibility for the 2003 Anthrax Contract. A total of approximately 100 healthy volunteers 18 to 40 years of age were included in the study They were randomized on a 4:1 ratio to a three-dose course of rPA102 intramuscular injections at 0, 4 and 8 weeks, or to a two-dose Biothrax regimen. Volunteers were assessed intensively for safety two weeks following each of the three injections, and then followed for one year after the first immunization. Blood samples were collected and immune responses assessed by standard laboratory methods 12 times over a 48-week period.

In March 2004, the results of the Phase I clinical trial, presented at two public, scientific meetings, demonstrated that the recombinant anthrax vaccine candidate was well tolerated, with no evidence of safety or reactogenicity issues. In addition, we believe there was a clear dose response relationship between antigen concentration and the subsequent immune response.

In April 2004, we initiated the first of two Phase II clinical trials funded under the 2003 Anthrax Contract. The 13-month trial, which enrolled close to 500 volunteers, was conducted at 12 medical centers in the United States and was intended to evaluate the safety and immunogenicity of different formulations of rPA102 among healthy volunteers. Each formulation contained varying concentrations of rPA and aluminum hydroxide, an adjuvant designed to enhance the immune response. The goal of the study was to determine the combination of rPA and the adjuvant that would be optimal with respect to safety and immune response. The trial did not meet its endpoint of determining the most immunogenic formulation.

We intend to initiate a second Phase II clinical trial in 2006, also funded by the 2003 Anthrax Contract, to finalize the rPA102 vaccine formulation. We cannot deliver vaccine under the SNS Contract until the most immunogenic formulation is finalized. The HHS may require additional data that was not required under the SNS Contract in order for us to commence deliveries of the vaccine. In such an event, we would seek appropriate financial compensation. Based on the results of the Phase II trials, we intend to conduct Phase III safety trials of the rPA102 vaccine candidate in a broad and diverse population of volunteers, which, if successful, we expect to use to support the filing of a BLA with the FDA. We do not believe we will have to initiate the Phase III safety trial in order to begin deliveries of the vaccine to the SNS.

Competition

We believe our most significant competitor in the anthrax vaccine market is BioPort. The U.S. government has contracted with BioPort to supply its anthrax vaccine, BioThrax, including a contract awarded by the HHS to supply up to 5 million doses valued at up to $122.7 million, to the SNS. BioPort is the current supplier of anthrax vaccine to the U.S. military, and is a key competitor for export markets. BioPort’s advantages over us include their FDA approval and consequent more immediate product availability and pre-existing supply relationship to the U.S. government. However, BioThrax does not meet the U.S. government’s requirement for a pure recombinant anthrax vaccine that can confer protection in three or fewer doses (BioThrax’s dosing schedule requires six doses over 18 months). We believe the HHS purchase of BioThrax was undertaken as a stop-gap measure pending our delivery of rPA102 to the SNS.

In September 2002, Avecia Group plc (“Avecia”) received an rPA development contract from NIAID, and in September 2003, Avecia also received a $71.3 million advanced development contract from NIAID. Avecia submitted a competing proposal to supply the SNS, which was not accepted by the HHS. We believe that no other companies have received contracts from NIAID to develop an rPA anthrax vaccine.

The DynPort Vaccine Company, LLC, a subsidiary of Computer Sciences Corporation, was developing an rPA-based anthrax vaccine candidate; however, we believe it has not received contracts from NIAID or from the HHS for the SNS to develop such a vaccine.

Other companies, including Vical Incorporated and AVANT Immunotherapeutics, Inc., may be working on alternative anthrax vaccine strategies. As with BioThrax, we believe that these programs do not meet the specification stated by the U.S. government to acquire an anthrax rPA protein vaccine.

A number of companies, including Alexion Pharmaceuticals, Inc., Medarex, Inc., Elusys Therapeutics, Inc., Human Genome Sciences, Inc. and AVANIR Pharmaceuticals, are developing monoclonal antibody therapies to treat and prevent anthrax intoxication. Although we believe that monoclonal antibodies may provide a therapeutic benefit to patients infected with anthrax, and preclinical studies suggest that pre-exposure administration may provide short-term protection from intoxication, the duration of this protection is typically weeks, versus years for most vaccines. Also, the cost of monoclonal antibody therapeutics is generally much higher than vaccines.

LC16m8 Smallpox Vaccine

In collaboration with Kaketsuken, we are developing LC16m8 for use as a vaccine against smallpox in the United States and potentially other markets. LC16m8 is approved for use in Japan, and is the only attenuated strain of vaccinia currently approved and used for smallpox vaccination, so far as we are aware, anywhere in the world. “Attenuated” refers to genetic alteration undertaken to enhance vaccine safety, as compared to the conventional, or unattenuated, strains.

LC16m8 has already been approved by the Japanese regulatory authorities for the prevention of smallpox in humans. The vaccine meets all Japanese requirements for effectiveness and safety, and side effects were shown to be less frequent and of shorter duration, versus conventional smallpox vaccines. LC16m8 was administered to approximately 50,000 Japanese children in clinical studies prior to its approval in Japan and forms the basis for the Japanese smallpox vaccine stockpile. Based on human clinical data and animal experiments, we believe LC16m8 stimulates levels of protective immunity while being substantially safer than unattenuated vaccines currently available in the United States and elsewhere. We will be required to demonstrate safety and immunogenicity in additional clinical and non-clinical studies as well as efficacy in animal models in the United States in order to obtain FDA approval.

License from Kaketsuken

In December 2003, we entered into a license agreement with Kaketsuken, pursuant to which we licensed from Kaketsuken exclusive commercial rights to use, develop and sell the LC16m8 smallpox vaccine in the United States (“LC16m8 Agreement”). The LC16m8 Agreement also provides us with a right of first refusal for the exclusive development and commercialization rights to LC16m8 in Europe and certain rights of negotiation for the co-commercialization of LC16m8 with Kaketsuken in any territory other than the United States,

Europe and Asia. A subsequent amendment and restatement to the LC16m8 Agreement amended the effective Date to October 10, 2005.

Pursuant to the terms of the LC16m8 Agreement, Kaketsuken is providing us with LC16m8 in bulk form and we are responsible for creating the finished product with such formulation, packaging and labeling as is required by the FDA. In addition, Kaketsuken has provided us with vaccine for animal safety and effectiveness studies, bulk product to support our fill/finish process development, and one million doses for our clinical use in the United States free of charge. For commercial purposes, Kaketsuken will sell us bulk vaccine at a formula-based price and we will share the profits from the sale of finished product with Kaketsuken pursuant to an agreed-upon formula. We do not have the right to manufacture bulk vaccine, except under certain limited circumstances in which Kaketsuken is unable to supply us with bulk vaccine in sufficient quantity, or as we may otherwise agree, in each case only if Kaketsuken successfully obtains certain consents to the transfer of the bulk manufacturing technology to us. In March 2004, we completed the filling of approximately 700,000 doses of vaccine from the bulk product provided by Kaketsuken through a contract filling organization in the United States. In conjunction with our agreement, Kaketsuken has built a new U.S. cGMP-compliant manufacturing facility with an annual production capacity of approximately 80 million doses of LC16m8. We advised and assisted Kaketsuken in the planning and development of this facility.

We are responsible for funding and conducting all clinical and non-clinical trials with respect to seeking and obtaining regulatory approval of LC16m8 in the United States. However, Kaketsuken must consent to all clinical trials and non-clinical studies with respect to the smallpox vaccine candidate. In addition, Kaketsuken is obligated to make certain efforts to support our regulatory approval efforts.

Kaketsuken can terminate the LC16m8 Agreement in whole or in part:

•	on 60 days’ notice if the FDA does not approve LC16m8 for commercial sale in the United States within four years of the amended effective date of the LC16m8 Agreement;
•	on 30 days’ written notice if we fail to make payments to Kaketsuken under the LC16m8 Agreement; or
•	on 60 days’ written notice if we do not share certain information required to be shared under the LC16m8 Agreement.

Either party may terminate the LC18m8 Agreement for the other party’s uncured breach. We can also terminate the LC16m8 Agreement if the FDA does not approve LC16m8 for marketing in the United States within four years of the amended effective date of the LC16m8 Agreement. For a period of five years after the termination of the LC16m8 Agreement, we may not, without Kaketsuken’s prior written consent, file for or obtain regulatory approval, sell or otherwise deal in any product having a similar activity to LC16m8. During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell, commercialize or otherwise deal in any products that may compete with or adversely affect LC16m8. These restrictions will be waived if the LC16m8 Agreement is terminated due to

Kaketsuken’s uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States. If not earlier terminated by either party, the LC16m8 Agreement, along with our license and rights from Kaketsuken to market the LC16m8 product candidate in our territory, will expire ten years after any FDA approval if ever of the vaccine candidate.

About Smallpox

Smallpox is a serious, contagious and often fatal infectious disease. There are no specific treatments approved for smallpox. Over two hundred years ago, however, vaccination was shown to be protective, and was the basis for the World Health Organization (“WHO”) smallpox eradication program. There are two clinical forms of smallpox. Variola major is the more severe and more common form of smallpox, inducing a more extensive rash and higher fever than variola minor. Historically, variola major has had an overall fatality rate of about 30%. Variola minor is the less common form of smallpox and a much less severe disease, with death rates historically of 1% or less.

Generally, direct and fairly prolonged human contact is required to transmit smallpox from one person to another. Smallpox also can be spread through direct contact with contaminated objects such as bedding or clothing, and, in rare instances, by virus carried in the air in enclosed settings such as buildings, airplanes, buses and trains.

Smallpox outbreaks have occurred from time to time for thousands of years; however, except for virus produced in laboratories, the disease was eradicated after a successful worldwide vaccination program. The last reported case of smallpox in the United States was in 1949. The last reported naturally occurring case in the world was in Somalia in 1977. After the disease was eliminated from the world population, routine vaccination against smallpox among the general public was stopped because it was no longer necessary for prevention.

We are aware of two categories of smallpox vaccine: unattenuated and attenuated strains of vaccinia. “Attenuated” refers to genetic alteration undertaken to enhance vaccine safety, as compared to the conventional, or unattenuated, strains. The traditional (unattenuated) products are principally based on the New York City Board of Health (“NYCBH”) and Lister/Elstree strains of the vaccinia virus. Lister vaccine, the parent strain from which LC16m8 is derived, was used in the WHO’s successful smallpox eradication program. These vaccinia strains were historically produced in live animals, typically calves, and used widely during the period when smallpox was an endemic disease. A number of experimental vaccines were under development in the 1970s in response to safety concerns with traditional smallpox vaccines as the risk-benefit profile changed with the decreasing prevalence of smallpox. With the eradication of smallpox, most of these development programs were terminated, and only two such products were approved and used in the countries where they were developed: LC16m8 and MVA. While LC16m8 was approved for the prevention of smallpox in Japan, MVA was approved in Germany only for pre-vaccination to be followed some weeks later by immunization with a conventional unattenuated Lister-Elstree smallpox vaccine. The purpose of pre-vaccination with MVA was to prime the immune system and thus reduce the rate of adverse events caused by traditional unattenuated smallpox vaccines.

Although smallpox was officially declared eradicated in 1980, small quantities of the virus are known to still exist in two laboratories worldwide. Furthermore, the former Soviet Union had an active program to weaponize smallpox. We believe that increasing concerns about the use of biological agents, including smallpox, in acts of terrorism or war have caused U.S. government officials to reevaluate the importance of widespread smallpox vaccination in order to protect U.S. citizens from potential attacks. As a result, President Bush initiated a program that, among other goals, sought to vaccinate “first responders,” such as people working in hospital emergency rooms and other public health environments, and police and fire departments, with the currently available vaccine, Dryvax®, a NYCBH strain.

Although effective in preventing smallpox, there have been a number of concerns regarding the safety of Dryvax. For example, it is estimated that between one and seven deaths from encephalitis, or inflammation of the brain, will occur for every one million Dryvax immunizations. Other serious adverse reactions associated with Dryvax include progressive vaccinia, where the vaccine virus continues to multiply leading to a progressively enlarging vaccine site lesion; and, eczema vaccinatum, a widespread progressive infection of the skin. Some of these severe reactions have also occurred in individuals who came into close contact with those who received Dryvax. Despite Dryvax’s poor safety profile, the U.S. government moved forward with a vaccination program in January 2003 due to the perceived imminent threat of bioterrorism. However, only approximately 38,000 people have been vaccinated, with minimal ongoing vaccination due to safety concerns. Clinicians discovered a probable link between the Dryvax vaccine and myopericarditis, a rare, previously unassociated heart condition implicated in up to three deaths of Dryvax recipients in 2003. Myopericarditis also occurred at a rate of one in 145 participants who received either ACAM 2000, an unattenuated smallpox vaccine grown in cell culture, or Dryvax during a Phase III trial in 2004. Dryvax has also been recently linked to a less severe heart condition, pericarditis, which occurred at a rate of approximately one in 10,000 in recently immunized, healthy military personnel receiving the smallpox vaccine. We believe that the emergence of possible heart-related complications may lead to greater urgency to develop and stockpile a safer smallpox vaccine.

Smallpox Vaccine Development Status

We began animal efficacy studies of our smallpox vaccine candidate, LC16m8, in the fourth quarter of 2003 and completed enrollment in a Phase I/II clinical study in June 2005.

On May 24, 2004, we presented results from two preclinical studies of the effectiveness of LC16m8. In both rabbits and mice, a single dose of LC16m8 protected all animals against a lethal poxvirus challenge, and demonstrated efficacy equivalent to Dryvax. Detailed results from these studies were presented at the Seventh Annual Conference on Vaccine Research sponsored by the National Foundation for Infectious Diseases (“NFID”) in Arlington, Virginia. In a study titled, “The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Mice from Severe Ectromelia Aerosol Challenge,” three groups of mice were vaccinated with LC16m8, Dryvax or a saline solution. They were subsequently challenged with aerosolized ectromelia, a mouse orthopoxvirus. All of the placebo mice became ill, with nine of the 10 placebo mice dying. In contrast, all mice that received LC16m8 or Dryvax survived. After vaccination but before challenge, animals vaccinated with LC16m8 had higher antibody titers compared to those vaccinated with Dryvax, and the difference was statistically significant. This study was funded by NIAID.

A separate study, titled “The Attenuated Vaccinia-Lister Vaccine LC16m8 Protects Rabbits from Lethal Rabbitpox Challenge,” was funded by us and conducted by scientists at VaxGen, University of Florida, University of Pennsylvania and Vanderbilt University. In this study, three groups of 20 rabbits each were vaccinated with LC16m8, Dryvax or a placebo. Rabbits in each group were subsequently challenged with lethal doses of intradermal rabbitpox. All of the rabbits vaccinated with LC16m8 or Dryvax survived, while all except one of the placebo recipients died. Levels of neutralizing antibodies present in the rabbits following vaccination with LC16m8 or Dryvax were also measured. In two of the three assays, LC16m8 recipients had higher levels of neutralizing antibodies compared to Dryvax recipients, and these differences were statistically significant. In the third assay, antibody levels were equivalent in Dryvax and LC16m8 recipients. Neutralizing antibodies are considered to be a measure of a vaccine’s ability to confer protection.

On October 20, 2004, we announced that we had initiated a randomized, double-blind Phase I/II clinical trial to evaluate the safety and immune response of LC16m8. Sponsored by us, the clinical trial enrolled 153 people at five clinical sites: the University of Kentucky School of Medicine, Saint Louis University Health Sciences Center, Solano Clinical Research, Stanford University and Vanderbilt University Medical Center. The volunteers were randomized 4:1, with 125 receiving LC16m8 and 28 receiving Dryvax. Study volunteers were screened carefully for safety risk factors prior to enrollment. The screening process included a physician’s assessment of the volunteer’s medical history, a physical exam and a panel of cardiac and laboratory tests. All study volunteers will continue to be evaluated for safety in the clinic after vaccination and will return for regular safety assessments throughout the study. No one will be exposed to smallpox as a part of the clinical study.

Although long-term follow-up is not complete, analysis of interim results will be presented at the ASM Biodefense Conference in February 2006. This analysis shows that no severe adverse events (cardiac or otherwise) occurred with either vaccine; other adverse events (local or systemic) were generally mild and equivalent in both groups. LC16m8 vaccine lesions were significantly smaller than Dryvax, with both groups’ lesions evolving similarly. One hundred percent of LC16m8 and 86% of Dryvax vaccinees developed a vaccine take and seroconversion, and levels of antibody that correlate with protection against smallpox were achieved in 99% of LC16m8 and 86% of Dryvax vaccinees. Both vaccines induced an immune response in the majority of the recipients. Neutralizing antibodies levels resulting from LC16m8 and Dryvax vaccination were compared using different assay methods. Data showed that the Dryvax vaccinees had a higher immune response than LC16m8 vaccinees when compared in a Dryvax virus-based neutralization assay. However, LC16m8 vaccinees showed the higher immune response when a Lister virus-based assay was used.

In November 2005, data from a series of preclinical studies presented by Kaketsuken at the 53rd Annual Conference of the Japanese Society of Virology provided additional evidence of the safety and efficacy of LC16m8. The purpose of the studies was to compare the safety of LC16m8 with that of the unattenuated Lister strain of vaccinia. Data from separate preclinical studies designed to help assess the safety of the vaccine candidate provided the following results:

•

In a study of Severe Combined Immune Deficient mice, a model for the compromised immune system, all mice that received Lister died while all mice that received LC16m8 survived as of 28 days after vaccination. The mean survival time for mice that received Lister was 14 days.

•	A much higher concentration of LC16m8 than Lister vaccine virus was required to cause erythema, or skin irritation/redness, indicating that LC16m8 may be better tolerated at the vaccination site.
•

LC16m8 was less likely than Lister vaccine to cause neurovirulence, an infection or inflammation of the central nervous system, in both adult and suckling mouse models. In adult mice, 67% of mice that received Lister died while all animals that received LC16m8 survived. In suckling mice, those that received LC16m8 survived nearly three times as long as those that received the Lister vaccine.

In addition, a study to assess the efficacy of LC16m8 was performed. Groups of mice were vaccinated with varying doses of LC16m8 and were then challenged intranasally with the Western Reserve strain of vaccinia (a relative of the smallpox virus). All mice receiving LC16m8 were completely protected, while all control mice died.

Results from these studies continue to support our belief that LC16m8 may provide a safer yet effective alternative to conventional smallpox vaccines. These results, however, are preliminary, and we will be required to demonstrate safety and effectiveness in additional clinical and animal studies in the United States in order to obtain FDA approval.

Smallpox Vaccine Market Opportunity

The U.S. government has previously announced that it expects to spend $1.9 billion to purchase, replenish and maintain a stockpile of an attenuated smallpox vaccine over a 10-year period. Of this amount, $900 million is estimated for the purchase of 60 million doses during the first three years of the program. The U.S. government expects to spend another $1.0 billion during the remaining seven years of the program to manage and replenish the vaccine stockpile as its shelf life expires.

We believe the HHS may begin purchasing an emergency stockpile of attenuated vaccinia smallpox vaccine, such as LC16m8, prior to its being approved by the FDA for commercial use. We intend to pursue sales of LC16m8 to the U.S. government, and, if we receive necessary regulatory approvals for LC16m8, we plan to pursue sales to commercial markets in the United States, possibly to certain foreign allied governments and to certain foreign commercial markets as allowed by U.S. law pursuant to our rights under the LC16m8 Agreement. The actual purchase price for each dose of attenuated vaccinia smallpox vaccine would be subject to negotiation with the U.S. government.

Competition

We are developing LC16m8 for use in the United States and potentially other markets. We are aware of two categories of products competing to meet the demand for a smallpox vaccine: unattenuated and attenuated strains of vaccinia. Several companies are working on early stage projects to explore new vaccine approaches to smallpox, but we do not expect that any of these to represent competition for 5-10 years.

With heightened concerns over the use of smallpox as a bioterror weapon, a number of companies, including Acambis plc (“Acambis”), Chiron Corporation, Aventis Pasteur MSD Ltd.

and Bavarian Nordic A/S (“Bavarian Nordic”), have undertaken programs to produce vaccines based on conventional unattenuated strains in modern cell line production systems. Many countries, including the United States, are currently stockpiling such smallpox vaccines, although none is yet approved by the FDA for marketing. Since these cell culture-derived vaccines are produced using the established unattenuated strains of vaccinia, we believe that the side effect profile will be similar to that experienced with Dryvax, a NYCBH strain. In 2004, Acambis announced that it was suspending clinical trials of its unattenuated NYCBH strain cell-culture vaccine, ACAM2000, when interim results of its clinical studies showed rates of myopericarditis of one in 145 trial participants receiving either Dryvax or ACAM2000. Acambis has, however, indicated its intention to license ACAM2000 and is in the process of filing a BLA on a rolling basis.

We are not aware of any clinical trials of either the NYCBH or Lister/Elstree strain vaccines in children. Given the extensive pediatric experience with LC16m8 in Japan, we believe that LC16m8 holds promise as a pediatric smallpox vaccine, although U.S. clinical trials will need to be conducted for the purposes of FDA approval in this population.

The second category of potentially competitive products is based on attenuated strains of vaccinia. We are aware of two companies that are now developing MVA as a stand-alone smallpox vaccine candidate for use in individuals at elevated risk of adverse events from unattenuated smallpox vaccines: Acambis and Bavarian Nordic. The NIH has indicated that one reason for its interest in MVA as an approach to smallpox immunization is to provide protection to those for whom live virus vaccine approaches, including LC16m8, may not be appropriate. This group would include persons with weakened immune systems, certain skin disorders, and pregnant women.

Previously, NIAID awarded two contracts to Bavarian Nordic and Acambis in response to a Request for Proposal (“RFP”). The main objectives of these contracts were to: (a) produce 5,000 doses of MVA vaccine under cGMP that would enable the government to file an IND application for this product, (b) assess the immunogenicity and protection provided by MVA against lethal orthopoxvirus challenge in small animal models, (c) develop a clinical plan for MVA and initiate a Phase I clinical trial and (d) develop a feasibility plan to manufacture, formulate, fill, test and deliver up to 30 million doses of MVA vaccine for the U.S. government. NIAID awarded two additional contracts to Bavarian Nordic and Acambis to continue the advanced development and manufacture of an MVA vaccine. In August 2005, the OPHEP issued an RFP for the acquisition of up to 20 million doses of MVA vaccine (in single-dose vials) for the SNS with an option for the government to order up to another 60 million doses. The primary use of this vaccine will be for pre-exposure prophylaxis of individuals considered to be at risk subsequent to a known or suspected smallpox virus release.

We believe that supplying MVA in large quantities may present challenges, due to the potential for higher dose requirement and the fact that manufacturing viruses that are replication-compromised is more resource-intensive than manufacturing replicating viruses due to lower yielding production systems. While both LC16m8 and MVA are attenuated products, the degree and effect of the attenuation differs. LC16m8 retains the majority of the genome of unattenuated vaccine strains, whereas MVA lacks 15% of the vaccinia genome, rendering MVA non-replicative in human tissue.

We believe that whereas using a virus that does not replicate may confer some safety advantage, LC16m8 has other significant advantages over MVA:

•	LC16m8 can be administered in lower doses, while MVA requires a higher dose since it is non-replicative in human tissue;
•	LC16m8 is administered as a single dose while MVA may require the administration of multiple doses;
•	LC16m8 creates a “pock,” or a small, round scar at the site of injection (which is generally recognized as evidence of successful smallpox immunization), while MVA does not; and
•	LC16m8 is supplied in 100-dose vials resulting in significant economies of procurement, storage and deployment, when compared to the individual-dose vial or pre-filled syringe presentation of MVA.

Based on the preliminary human clinical data and animal experiments, we believe LC16m8 stimulates levels of protective immunity while being substantially safer than unattenuated vaccines currently available in the United States and elsewhere.

Meningitis Vaccine Collaboration

We and EndoBiologics announced in May 2005 that we had formed a collaboration to pursue research of a vaccine against Meningitis serogroup B, using technology developed by EndoBiologics. We have funded proof-of-concept studies and have an exclusive option to continue product development if the studies yield promising results. If we exercise our option to continue developing the vaccine candidate after the proof-of-concept studies, we will provide milestone payments and additional research funding to EndoBiologics. Upon regulatory approval and commercial sale, we would also provide EndoBiologics with royalty and additional milestone payments. Our meningitis vaccine program is in the early stages of research and development, and we cannot give any assurances that a suitable vaccine candidate will be identified.

Meningitis B, or Neisseria meningitidis serogroup B, is a life-threatening bacterial infection most common among young children. The disease is nearly always fatal if left untreated and 10-15% fatal even if treated with antibiotics. Of those who recover from the disease, 10-20% experience permanent hearing loss, mental retardation or loss of limbs. There is no approved vaccine that has shown protection against a wide range of Meningitis B strains.

EndoBiologics’ production method uses the organism Dictyostelium discoideum as a biological mechanism for producing a potential vaccine antigen from lipooligosaccharide, or LOS. LOS is a carbohydrate structure on the surface of the Meningitis B bacteria. Dictyostelium uses the Meningitis B bacterium as a food source and produces enzymes that naturally detoxify the bacterial LOS molecule. The detoxified LOS is then conjugated, or joined, to a carrier protein using EndoBiologics’ proprietary chemistry to create the vaccine candidate.

During natural infection with Meningitis B, or after vaccination with other vaccine compositions containing LOS, antibodies to LOS are readily detected. Additionally, at least one monoclonal antibody to a conserved part of LOS has been shown to protect in a pre-clinical model. Therefore, we and EndoBiologics believe that a vaccine that can elicit a robust response to conserved portions of LOS represents a potential approach to developing a product to prevent Neisseria meningitidis infection and disease.

A barrier to using LOS as a vaccine antigen has been the difficulty in detoxifying this carbohydrate while preserving portions of the antigen essential to producing a useful vaccine. We and EndoBiologics believe that EndoBiologics’ production method could alleviate this concern by using a biological, rather than chemical, means for detoxifying the antigen, thus potentially preserving important regions thought to be involved in the induction of protective antibodies. Conjugation of this detoxified LOS to an immunogenic protein carrier may result in a safe and effective vaccine.

Investment in Celltrion

Celltrion was formed in 2002 as a joint venture to build and operate a mammalian-cell-culture biomanufacturing facility in Incheon, South Korea. As a part of the initial capitalization of Celltrion, we made an in-kind contribution to Celltrion of the license and sub-license of certain cell culture technology used for the manufacture of pharmaceutical products, including AIDSVAX, if it is approved. Under the terms of the Celltrion Joint Venture Agreement (“JVA”), dated February 25, 2002, between us and Nexol Biotech Co., Ltd., Nexol Co., Ltd., Korea Tobacco & Ginseng Corporation and J. Stephen & Company Ventures Ltd. (together, “South Korean Investors”), we received 7.8 million shares of Celltrion common stock for this contribution, representing approximately 48% of the then outstanding shares. In March 2002, we entered into a Supply Agreement, a License Agreement and a Sub-License Agreement with Celltrion.

The manufacturing facility in Incheon, South Korea, which is operated and financed by Celltrion, includes 50,000 liters of bioreactor capacity on approximately 23 acres of land, with an additional 50,000-liter expansion expected to be complete by 2010. The Incheon facility is expected to engage in mammalian-cell-culture biomanufacturing, which is used to make many of the pharmaceutical products developed by the biotechnology industry, including monoclonal antibodies and therapeutic proteins. Depending on demand, the plant’s capacity can be expanded to approximately 150,000 liters. In June 2005, Celltrion entered into an agreement to manufacture certain biologic products being developed by Bristol-Myers Squibb Co. Production of Bristol-Myers Squibb products, which will be manufactured according to U.S. cGMP standards, is expected to utilize a significant portion of Celltrion’s existing bioreactor capacity. The initial build-out of the Celltrion facility was completed in July 2005 and validation of the facility to U.S. cGMP standards is ongoing.

Under the terms of the JVA, as amended on December 30, 2004, between VaxGen and the South Korean Investors (“Revised JVA”), Celltrion is managed by a Board of Directors composed of six individuals. Nexol Biotech Co. Ltd. and VaxGen each hold two seats on the Celltrion Board and together are entitled to appoint a Representative Director of Celltrion. We may continue to hold two Board seats and appoint a Representative Director for as long as we retain

66-2/3% of our initial shareholdings in Celltrion. The Revised JVA also provides for future capitalization of Celltrion, including the possible sale of additional stock to new investors. The laws of the Republic of Korea govern the JVA and the Revised JVA. Celltrion also provided partial funding towards our subsidiary, VCI. On December 30, 2004, we also exercised our right to acquire all of Celltrion’s shares in VCI for $7.7 million, making us the sole stockholder in VCI. In addition, we entered into various transactions pertaining to our ownership of Celltrion and our contractual obligations to Celltrion. We entered into:

•	a Termination Agreement by and between VaxGen and Celltrion;
•	a Surrender Agreement by and between VaxGen and the South Korean Investors (“Surrender Agreement”); and
•	a Technical Support and Services Agreement by and between VaxGen and Celltrion.

The Termination Agreement provides for the termination of the Supply Agreement, the License Agreement and the Sub-License Agreement, all dated March 25, 2002, by and between us and Celltrion. The Surrender Agreement provides for the return by us of 2.0 million shares of common stock of Celltrion, out of the 7.8 million shares originally granted to us. In exchange for reducing our ownership in Celltrion, we have no future obligation to transfer our technology to Celltrion or to provide additional technical support to Celltrion. Celltrion has the right to continue to use certain technology previously transferred to it by us and may purchase future technical support and certain services from us under the Technical Support and Services Agreement.

                In September 2005, we entered into agreements to raise approximately $15.1 million in gross proceeds through the sale of 1.2 million of our shares in Celltrion to a group of South Korean investors. The agreements are denominated in South Korean Won. In 2005, we received $12.5 million of the gross proceeds from the transaction. We received the remaining $2.4 million of gross proceeds in the first quarter of 2006. As a result of additional capital raised by Celltrion since its inception and these transactions, our ownership share in Celltrion was approximately 21% as of January 31, 2006. South Korean investors and bankers are providing the funding necessary to design, construct, validate and operate the Incheon facility. Celltrion currently has no commitments for the investment of additional funds and we are not obligated to provide such funding.

                Manufacturing

                Our wholly owned subsidiary, VCI, occupies approximately 20,000 square feet dedicated to cGMP manufacturing within a 105,000-square-foot VaxGen facility in California. The remainder of this VaxGen facility is used for quality control laboratories, quality assurance offices, research and development, general office and expansion space. We lease this facility from third parties, and we are the sole occupants. Celltrion provided partial funding for equipment purchases and construction of leasehold improvements in VCI. We originally contemplated using this facility to facilitate the transfer of cell culture manufacturing technology to Celltrion, to conduct on-site training of Celltrion personnel and to expedite the commercial licensure and launch of AIDSVAX. In 2003, we ceased almost all of our development efforts for AIDSVAX. In December 2004, we purchased Celltrion’s ownership interest in VCI. We now own 100% of VCI.

We intend to use this facility to manufacture our rPA102 anthrax vaccine bulk drug substance to fulfill the requirements under the SNS Contract. In the first quarter of 2004, we began using the facility to fulfill the manufacturing requirements of our 2003 Anthrax Contract with NIAID. We believe that our facility will be capable of manufacturing all of the rPA102 anthrax vaccine required by the SNS Contract plus an additional supply of the vaccine, and could be expanded to meet further additional demand. The facility was designed for the flexible manufacture of biopharmaceutical products including those grown in bacteria, such as rPA102, as well as products produced in mammalian cell culture, such as monoclonal antibody therapeutic products. In addition to using the facility to produce our anthrax vaccine, we plan to use the facility for the manufacture of future products, both for clinical purposes and commercial sale.

                We have completed 25 full-scale fermentation runs, the majority of which have been processed through to bulk drug substance, representing well in excess of 7 million bulk doses of rPA102. Of the 25 runs, six have been conducted according to full cGMP and were produced for non-clinical and clinical studies and in support of process validation. Our manufacturing facility, methods and processes are currently undergoing validation for commercial production. We expect to begin manufacturing bulk vaccine for the SNS in 2006.

                VaxGen uses two contractors to complete the manufacture of the final finished product. Although we plan to use both contractors, we believe that either one of these contractors is capable of fulfilling all our manufacturing requirements for final finished product.

                Raw Materials

                We have primary and secondary relationships with vendors who provide us with the necessary materials to produce our rPA102 anthrax vaccine candidate. Although to date, we have not experienced any significant delays in obtaining any of these materials from our suppliers, we cannot assure you that we will not face shortages from one or more of them in the future.

                Government Regulation

The products we are developing, including our vaccine candidates for anthrax and smallpox, and our manufacturing efforts are subject to federal regulation in the United States, principally by the FDA under the Public Health Service Act and Federal Food, Drug, and Cosmetic Act (“FFDCA”), and by state and local governments, as well as regulatory and other authorities in foreign governments. Such regulations govern or influence, among other things, the testing, manufacture, safety and efficacy requirements, labeling, storage, recordkeeping, licensing, advertising, promotion, distribution and export of products, manufacturing and the manufacturing process. In many foreign countries, such regulations also govern the prices charged for products under their respective national social security systems and availability to consumers.

The FDA classifies our anthrax and smallpox vaccine candidates as biological drug products (“Biologics”). Biologics are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required by the FDA before a biological drug product may be marketed in the United States are similar to steps required in most other countries and include but are not limited to:

•	completion of preclinical laboratory tests, preclinical animal testing and formulation studies;
•	submission to the FDA of an IND, which must become effective before clinical trials may commence;
•	performance of adequate and well controlled clinical trials to establish the safety, effectiveness, purity and potency of the biologic and to characterize how it behaves in the human body;
•	completion of comparability studies, if necessary;
•	submission to the FDA of a BLA that includes preclinical data, clinical trial data and manufacturing information;
•	FDA review of the BLA;
•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities; and
•	FDA approval of the BLA, including approval of all product labeling.

Preclinical testing includes laboratory evaluation of product chemistry, formulation and stability, as well as animal studies to assess the potential safety, purity and potency of each product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices (“GLPs”). The results of the preclinical tests together with manufacturing information and analytical data are submitted to the FDA as part of the IND and are reviewed by the FDA before the commencement of clinical trials. Unless the FDA objects to an IND by placing the study on clinical hold, the IND will become effective 30 days following its receipt by the FDA. The FDA may suspend clinical trials or authorize trials only on specified terms at any time on various grounds, including a finding that patients are being exposed to unacceptable health risks. If the FDA does place the study on clinical hold, the sponsor must resolve all of the FDA’s concerns before the study may proceed. The IND application process may become extremely costly and substantially delay development of products. Similar restrictive requirements also apply in other countries. Additionally, positive results of preclinical tests will not necessarily indicate positive results in clinical trials.

Clinical trials involve the administration of the investigational product to humans under the supervision of qualified principal investigators. Our clinical trials must be conducted in accordance with Good Clinical Practices (“GCPs”) under protocols submitted to the FDA as part of an IND. In addition, each clinical trial is approved and conducted under the auspices of an institutional review board (“IRB”) and with the patients’ informed consent. The IRB considers, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institutions conducting the trial. The IRB at each institution at which a clinical trial is being performed may suspend a clinical trial at any time for a variety of reasons, including a belief that the test subjects are being exposed to an unacceptable health risk.

Clinical trials for vaccines are typically conducted in three sequential phases that may overlap. The goal of a Phase I clinical trial is to establish initial data about safety and dosage tolerance of the biological agent in humans. In Phase II clinical trials, evidence is sought about the desired immune response of a biological agent in a limited number of patients. Additional safety data, including the identification of possible adverse effects, dosage tolerance and optimum dosage and the effectiveness of the drug in specific, targeted indications, are also gathered from these studies. Phase III clinical trials consists of expanded, large-scale, multi-center studies of persons who are susceptible to the targeted disease. The goal of a Phase III trial is to obtain sufficient evidence of the safety, effectiveness, purity and potency of the proposed product within a diverse patient population at geographically dispersed clinical study sites.

In 2002, the FDA amended its requirements applicable to BLAs to permit the approval of certain Biologics that are intended to reduce or prevent serious or life-threatening conditions based on evidence of effectiveness from appropriate animal studies when Phase III human efficacy studies are not ethical or feasible (The Animal Rule). Under these requirements, Biologics used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances may be approved for use in humans based on evidence of effectiveness derived from appropriate animal studies and any additional supporting data. Products evaluated for effectiveness under this rule are evaluated for safety under preexisting requirements for establishing the safety of new drug and biological products, including Phase I through Phase II clinical trials. We intend to pursue FDA review of our anthrax and smallpox vaccine candidates under these new requirements. These procedures, however, may not be available in most foreign countries.

All data obtained from the preclinical studies and clinical trials, in addition to detailed information on the manufacture and composition of the product, would be submitted in a BLA to the FDA for review and approval for the manufacture, marketing and commercial shipments of any of our products. FDA approval of the BLA is required before marketing may begin in the United States. The FDA may deny or delay approval of applications that do not meet applicable regulatory criteria if the FDA determines that the preclinical or clinical data or the manufacturing information does not adequately establish the safety and effectiveness of the drug. The FDA also may, at any time, require the submission of product samples and testing protocols for lot-by-lot confirmatory testing by the FDA prior to commercial distribution. This means a specific lot of vaccine cannot be released for commercial distribution until the FDA has authorized such release. Similar types of regulatory processes will be encountered as efforts are made to market any vaccine internationally. We will be required to assure product performance and manufacturing processes from one country to another.

Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil and criminal penalties, suspend or delay issuance of approvals, seize or recall products and withdraw approvals.

Facilities used to manufacture Biologics are subject to periodic inspection by the FDA and other authorities, where applicable, and must comply with the FDA’s cGMP regulations and the FDA’s general biological product standards. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or effectiveness of the product occur following approval. With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote Biologics, which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. The FDA has very broad enforcement authority under the FFDCA, and failure to abide by these regulations can result in penalties including the issuance of a Warning Letter directing correction of deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions. Foreign regulatory bodies also strictly enforce these and other regulatory requirements.

Relisting

We expect to apply for relisting on the Nasdaq upon filing all of our outstanding financial statements with the SEC. We cannot give any assurance, however, that we will be able to file a relisting application in a timely manner, or that the Nasdaq will approve our relisting application in a timely manner, if at all, when filed.

To be eligible for relisting we must meet the Nasdaq’s initial listing criteria, and we believe we will need to be in compliance with Section 13 of the Exchange Act. We are subject to Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), and may not be able to satisfy the requirements thereof. If the SEC determines that we failed to comply with Section 404 of SOX, we may be deemed to be in violation of Section 13 of the Exchange Act, which could delay our ability to become relisted.

Section 404 of SOX requires that we perform an assessment of, and engage our independent auditors to perform an audit of, our internal controls over financial reporting. We were required to complete this assessment by December 31, 2004, but were unable to do so. Therefore, our financial statements for the fiscal year ended December 31, 2004 will not include an assessment of the adequacy of our internal controls over financial reporting and we anticipate that our independent auditors will disclaim an opinion as to the effectiveness of our internal controls over financial reporting as of December 31, 2004.

We do not believe that the SEC has provided formal guidance as to the effect of such a disclaimer. It is possible that, due to our failure to complete the assessment of the adequacy of our internal controls over financial reporting and to our auditors’ disclaimer of opinion with respect to those internal controls, our Annual Report on Form 10-K for the year ended December 31, 2004, when filed, may be deemed deficient by the SEC. If our 2004 10-K were deemed deficient, the SEC may conclude that we are in violation of Section 13 of the Exchange Act, which violation would not be cured until we file our Annual Report on Form 10-K for the year ended December 31, 2005 with an assessment of the adequacy of our internal controls over financial reporting and an opinion of our independent auditors as to the effectiveness of these controls as of December 31, 2005.

We have informally reviewed this matter with the SEC staff and we believe that our financial statements for the year ended December 31, 2004, with respect to the requirements of the SOX, will not be deemed deficient by the SEC. We cannot, however, predict future actions on the part of the SEC and we cannot guarantee that we will regain or maintain compliance with Section 13 of the Exchange Act.

Employees

As of November 30, 2005, we had 292 employees and 74 contractors. Thirty-two were clinical staff, 54 were research and development staff, 107 were management/administration staff, 96 were regulatory and quality systems staff and 77 were manufacturing staff. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good. We anticipate a significant increase in the number of employees and contractors in 2006 due to staffing requirements associated with our SNS Contract.

RISK FACTORS

You should carefully consider the following risk factors as well as other information in our filings under the Exchange Act before making any investment decisions regarding our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects. If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our common stock could decline.

We do not have current financial statements and therefore you are not currently able to evaluate our current financial condition or operating history and results.

In July 2004, we announced that we were reauditing and restating our financial statements for the years ended December 31, 2003 and 2002, because we determined that we should recognize revenue from certain government contracts as costs are incurred, instead of after completing contract milestones. In October 2004, we announced that we would also be reauditing and restating our financial statements for the year ended December 31, 2001. In connection with the restatement of our financial statements for the year ended December 31, 2001, we are also making adjustments to our balance sheet as of December 31, 2000. In July 2005, we concluded that our historical accounting for our 2002 investment in Celltrion was also not in conformity with U.S. GAAP and was, therefore, inappropriate. Our 2002 and 2003 restated financial statements, when completed, will reflect the recording of our investment in Celltrion at fair value and the recognition of our share of Celltrion’s net losses using the equity method of accounting. This process has taken additional time to complete and has delayed the completion of the reauditing and restating of our financial statements. Due to these restatements and the need for us to integrate Celltrion’s financial statements into our own, you cannot rely on our previously filed financial statements, or on the information that was prepared therefrom for the fiscal years ended December 31, 2003, 2002, and 2001.

While we plan to have these financial statements prepared as quickly as possible, we do not know when, if ever, our financial statements will be completed. Until we complete the reaudit of the financial statements for the fiscal years ended December 31, 2003, 2002 and 2001, have the financial statements of Celltrion prepared in accordance with U.S. GAAP, audited in conformity with U.S. Accounting Standards and included with our financial statements, restate and refile those financial statements, and file financial statements for the fiscal years ended December 31, 2004 and 2005 (including quarterly periods within such years), and any ensuing periods, we will be delinquent in our filings required under Section 13 of the Exchange Act and we will not be able to file registration statements relating to shares of our common stock.

As a result of our lack of current financial statements you will not be able to evaluate our current financial condition or operating history and results.

We are not currently listed on a national securities exchange or on the Nasdaq National Market or Nasdaq Capital Market, and cannot assure you we will ever be listed.

As a result of the time required to prepare Celltrion’s audited financial statements and to complete VaxGen’s restatement and reaudit process, we are delinquent in filing our Annual Report on Form 10-K for the year ended December 31, 2004, and our Quarterly Reports on Form 10-Q for all applicable quarters during 2004 and 2005. As a result of our inability to timely file periodic reports, we were delisted from the Nasdaq National Market on August 9, 2004. Since that time, our common stock has traded over the counter, or OTC, and has been quoted on the Pink Sheets LLC.

We expect to file for relisting of our common stock on the Nasdaq immediately upon filing all of our outstanding periodic reports, including our Annual Report on Form 10-K for the year ended December 31, 2005. We cannot be certain that the Nasdaq will approve our stock for relisting. In order to be eligible for relisting, we must meet the Nasdaq’s initial listing criteria, and we believe we will need to be in compliance with Section 13 of the Exchange Act. Compliance under Section 13 of the Exchange Act requires that we file all Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. If we cannot meet Nasdaq’s initial listing criteria, or we are unable to reestablish our compliance with Section 13 of the Exchange Act, we will not be able to relist our common stock on the Nasdaq. If we are not able to relist our common stock on the Nasdaq Stock Market, a suitable market for our common stock, at acceptable trading volumes, may not be developed or sustained.

We may not be compliant with Section 404 under the Sarbanes-Oxley Act of 2002.

Section 404 under the SOX requires that we perform an assessment of, and engage our independent auditors to perform an audit of, our internal controls over financial reporting. We were required to complete this assessment as of December 31, 2004, but were unable to do so. Therefore, our Annual Report on Form 10-K for the year ended December 31, 2004, if and when completed and filed with the SEC, will include a discussion of our incomplete assessment of the adequacy of our internal controls over financial reporting and we anticipate that our independent auditors will disclaim an opinion as to the effectiveness of our internal controls over financial reporting as of December 31, 2004.

We do not believe that the SEC has provided formal guidance as to the effect of such a disclaimer. It is possible that, due to our failure to complete the assessment of the adequacy of our internal controls over financial reporting and to our auditors’ disclaimer of opinion with respect to those internal controls, our Annual Report on Form 10-K for the year ended December 31, 2004, may be deemed deficient by the SEC. If our Annual Report on Form 10-K for the year ended December 31, 2004 were deemed deficient, the SEC may conclude that we are in violation of Section 13 of the Exchange Act, which could not be cured until we file our Annual Report on Form 10-K for the year ended December 31, 2005 with an assessment of the adequacy of our internal controls over financial reporting and with an opinion of our independent auditors as to the effectiveness of these controls as of December 31, 2005. We will be delinquent in filing with the SEC our Annual Report on Form 10-K for the year ended December 31, 2005.

We believe that our Annual Report on Form 10-K for the year ended December 31, 2004, with respect to the requirements of the SOX, will not be deemed deficient by the SEC. However, we cannot predict future actions on the part of the SEC and we cannot guarantee that we will regain or maintain compliance with Section 13 of the Exchange Act. If the SEC finds our Annual Report on Form 10-K for the year ended December 31, 2004 to be deficient, we will face continued delays in the filing of an application to relist our common stock on Nasdaq.

We will need to raise additional capital, and any inability to raise required funds could harm our business.

In connection with a private equity financing in November 2004, a convertible debt financing in April 2005 and the sale of a portion of our investment in Celltrion in late 2005, we received net proceeds of $37.5 million, $29.7 million and $12.5 million, respectively. We believe that our existing cash, cash equivalents and investment securities, together with anticipated receipts from our existing government contracts and grants, investment income, and the proceeds from the February 2006 private placement will enable us to continue operations through September 2006. As of December 31, 2005 our cash, cash equivalents and investments totaled approximately $16.8 million (unaudited). We will need to raise substantial additional capital in order to satisfy the requirements under the SNS Contract for acceptance of our anthrax vaccine and to continue operations. We may attempt to raise these funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources, including notes exchangeable into all or a portion of our interest in Celltrion prior to an initial public offering by Celltrion, or through the sale of our Celltrion stock after an initial public offering by Celltrion.

If additional funds are raised through the issuance of preferred equity or debt securities, these securities could have rights, preferences and privileges senior or otherwise superior to those of the shares of our common shares, and debt financings will likely involve covenants restricting our business activities. Any sale of additional equity or convertible debt securities will be dilutive to existing stockholders. We cannot guarantee you that additional funds will be available on acceptable terms, or at all. If we are unable to raise additional capital when necessary, we may be required to relinquish our rights to certain key technologies, vaccine candidates or marketing territories under the terms of certain of our collaborative agreements. Furthermore, if we are unable to raise additional capital when necessary, we may be unable to perform under our existing contracts, we may default on our contracts, our contracts may be terminated and we may not be able to secure new contracts.

We anticipate that our auditors may issue a “going concern” opinion in connection with their reports on our restated financial statements for the fiscal year ended December 31, 2003 and our financial statements for the fiscal years ended December 31, 2004, and 2005, if and when our auditors issue such reports.

We may be deregistered under the Securities Exchange Act.

Our failure to timely file periodic reports required under the Exchange Act puts us at risk of deregistration by the SEC. We are aware the SEC has deregistered companies for their failure to timely file periodic reports. If we are deregistered under the Exchange Act, we will be unable to relist on Nasdaq until we re-register under the Exchange Act, and will be unable to raise capital in the public markets. In addition, we will be unable to file registration statements for the resale of our securities that we have issued in private placements or the securities issuable upon conversion thereof. If we are deregistered under the Exchange Act, we would need to apply for re-registration. If we are deregistered under the Exchange Act, we cannot provide any assurance that we will be able to reregister on a timely basis, if at all.

Our internal controls may not be sufficient to ensure timely and reliable financial information.

In response to a letter that the Audit Committee of our Board of Directors received on March 8, 2004 from KPMG, our former independent auditors, identifying material weaknesses in the effectiveness of our internal controls, we concluded that we needed to correct deficiencies in our internal controls and procedures for financial reporting. These deficiencies included insufficient staffing, inadequate controls and procedures relating to revenue recognition for government contracts, account reconciliations, segregation of duties and journal entries as well as lack of depth of accounting knowledge.

Working with our Audit Committee, we have identified and implemented corrective actions, where required, to improve the design and effectiveness of our internal controls, including the enhancement of systems and procedures.

We have begun implementing these systems and controls; however, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm our operating results or cause us to fail to meet our financial reporting obligations, which could adversely affect our business and harm our stock price.

The effectiveness of our controls and procedures may be limited by a variety of risks including:

•	faulty human judgment and simple errors, omissions or mistakes;
•	collusion of two or more people; and
•	inappropriate management override of procedures.

Enhanced controls and procedures may still not be adequate to assure timely and reliable financial information.

If our independent auditors conclude that we failed to complete the required assessment as to the effectiveness of our internal controls over financial reporting as of December 31, 2005 or if they conclude that they were unable to complete their required audit of internal controls and financial reporting, they may disclaim an opinion as to the effectiveness of our internal controls, which may cause the SEC to deem our Annual Report on Form 10-K for the year ended December 31, 2005 to be deficient, in which event we will face additional delays to the filing of an application to relist our common stock on the Nasdaq. In addition, failure to achieve and maintain an effective internal control environment may also cause investors to lose confidence in our filed financial statements, which could have a material adverse effect on the market price of our common stock.

Our operating results may be adversely impacted by recently adopted changes in accounting for stock options.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123R”), in December 2004, FAS123R, which we have implemented effective January 1, 2006, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Accordingly, the adoption of FAS 123R’s fair value method will have a significant impact on our results of operations. The impact of adoption of FAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future and the valuation model we ultimately select. We plan to use the Black-Scholes option pricing model allowed under FAS 123R.

If we fail to meet our obligations under the Convertible Notes, our payment obligations may be accelerated.

In April 2005, we raised gross proceeds of $31.5 million through a private placement of 5 1/2% Convertible Senior Subordinated Notes (“Notes”) due April 1, 2010. The Notes have the following features:

•	require semi-annual payment of interest in cash at a rate of 5 1/2%;

•	convert, at the option of the holder, into shares of our common stock at an initial conversion price of approximately $14.76 per share subject to adjustment;
•	convert, at our option, into common stock if our common stock reaches a market price of $22.14 per share;
•

will be provisionally redeemable at our option in cash upon the occurrence of certain circumstances, including among others, that the closing price of VaxGen common stock has exceeded approximately $22.14 per share subject to adjustment, for at least 20 trading days within a period of 30 consecutive trading days; and

•	constitute senior subordinated obligations.

Under the terms of the Notes, if certain events occur, including, without limitation, our failure to pay any installment of principal or interest due under the Notes, then the holders may, among other things, elect to accelerate our obligations under the Notes and declare the outstanding principal balance of the Notes and accrued but unpaid interest thereon immediately due and payable. In the event that the holders declare the Notes immediately due and payable or seek to foreclose on any of our assets, it would have a material adverse affect on our financial position and we may not have sufficient cash to satisfy our obligation.

If we fail to cause a registration statement to be declared effective in accordance with the timetable set forth in the Notes, or in accordance with agreements we have made in connection with private placements of our common stock, we will be subject to liquidated damages or liability for breach of contract.

We agreed to register under the Securities Act shares of our common stock issuable upon conversion of the Notes, as well as shares issued in private placements of our common stock. We have agreed to file registration statements for these shares within 30 days following the first date we become current in our reporting requirements under the Exchange Act and to use our best efforts to cause the Registration Statements to become effective in no event later than 120 days after the filing of such registration statements. We have also made other customary agreements regarding such registrations, including matters relating to indemnification; maintenance of the registration statements; payment of expenses; and compliance with state “blue sky” laws. We may be liable for liquidated damages to each Note holder and purchaser in the private placements (a) if the registration statements are not filed on or prior to 30 days of becoming current in our reporting requirements; (b) if the registration statements are not declared effective by the SEC on or prior to 120 days from filing; or (c) if the registration statements (after being declared effective) cease to be effective in a manner that violates such agreements (collectively “Registration Default”).

In the event of a Registration Default, we may be required to pay liquidated damages. Should we become obligated to make payment of these liquidated damages, it could have a material adverse affect on our financial position and our results of operations, particularly if we became obligated to make payment in full of all liquidated damages potentially due and payable under these agreements.

Our indebtedness could adversely affect our financial health, limit our cash flow available to invest in the ongoing requirements of our business and adversely affect the price of our common stock.

Our existing indebtedness consists of $31.5 million in convertible notes. This indebtedness, and any future indebtedness we may incur, could have important consequences, including the following:

•	making it more difficult for us to satisfy our financial and payment obligations, or to refinance maturing indebtedness;
•	making us more vulnerable to a downturn in the economy or our business;
•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	requiring application of a significant portion of our cash flow from operations to the payment of debt service costs, which would reduce the funds available to us for our operations;
•	limiting our flexibility in planning for, or reacting to, changes in our industry, business and markets; and
•	placing us at a competitive disadvantage to the extent we are more highly leveraged than some of our competitors.

We may incur significant additional indebtedness in the future to fund our continued operations or future acquisitions. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase.

We may fail to meet the requirements, as stated in our contract, for acceptance of our anthrax vaccine into the SNS of the U.S. government, which could cause us to suffer losses and the contract to be terminated.

                The U.S. government has undertaken commitments to acquire improved countermeasures against bioterrorism, including the stockpiling of vaccines for anthrax and smallpox. On November 4, 2004, we were awarded the SNS Contract to supply the U.S. government with up to 75 million doses of our anthrax vaccine candidate over five years. If we fail to meet the requirements of the SNS Contract or otherwise breach such agreement, the government could terminate the SNS Contract. For example, we estimate that we will be prepared to deliver validated drug product in the fourth quarter of 2006, rather than during the first half of 2006 as originally planned. If the U.S. government does not agree to amend the SNS Contract schedules, we will not be able to meet the schedule set forth in the SNS Contract and the U.S. government may terminate the contract for default and seek its excess re-procurement costs.

                We are communicating with the HHS regarding a potential modification to our SNS Contract. We currently anticipate that this potential modification will establish a new schedule for delivery of the vaccine into the SNS stockpile to accommodate certain delays in the development of the vaccine and additional requirements by the HHS. Because the potential modification and its content are still under discussion, we cannot assure that the modification will be issued by the HHS in our favor, if at all. If the HHS does not approve the modification, we will not be able to perform the first delivery under the SNS Contract, in which event the HHS may declare us in default under the SNS contract. Additionally, the HHS may require additional data prior to accepting delivery of a validated recombinant anthrax vaccine, which could delay delivery of the vaccine. Due to the evolving nature of biodefense product procurement by the HHS and the customary risks and uncertainties associated with pharmaceutical product development, we cannot assure the timing of deliveries or the certainty that the vaccine can be delivered.

                In addition, the SNS Contract is primarily a fixed-price contract and, thus, if we do not perform efficiently, we could suffer losses under the contract. In accordance with its standard contracting terms, the U.S. government may terminate the SNS Contract at its convenience at any time. We need to substantially increase our employee base to fulfill certain requirements under the SNS Contract, and are in the process of doing so. However, there is no guarantee that we will be able to find and hire additional suitable employees or that we will be able to integrate them into our operations properly so as to enable us to fulfill the requirements of the SNS Contract. Any failure to adequately staff our operations will have a material adverse effect on our business.

The government’s determination to award future contracts to us may be challenged by an interested party, such as another bidder, at the General Accounting Office or in federal court.

The laws and regulations governing the procurement of goods and services by the U.S. government provide procedures by which other bidders and other interested parties may challenge the award of a government contract. Such protests could be filed even if there are not any valid legal grounds on which to base the protest. If any such protests are filed, the government agency may decide to suspend our performance under the contract while such protests are being considered by the General Accounting Office or the applicable federal court, thus potentially delaying delivery of goods and services and payment. In addition, we may be forced to expend considerable funds to defend the award. If a protest is successful, the government may be ordered to terminate our contract for its convenience and resolicit bids. The government could even be directed to award the contract to one of the other bidders.

The award of the SNS Contract does not mean there will be any future contracts awarded.

The award of one government contract does not secure or increase the likelihood of the award of future contracts. By law, the U.S. government must seek competitive offers when procuring goods and services. In addition, if we do not perform in accordance with the terms of the SNS Contract, we may receive a poor performance report which would be considered by the U.S. government in making any future awards, thus making it more difficult for us to win the award of such future contracts. Accordingly, we cannot be certain that we will be awarded any future government contracts, including any contract to supply an additional government stockpile of anthrax vaccine. It is possible that future awards to provide the U.S. government with emergency stockpiles of anthrax vaccine will be granted solely to another supplier. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to our competitors, such as Avecia or BioPort, our business will be harmed and it is unlikely that we will be able to ultimately commercialize that particular vaccine. In addition, the determination of when and whether a product is ready for large scale purchase and potential use will be made by the Office of Public Health Emergency Preparedness in consultation with other governmental agencies including the FDA and the CDC. President Bush has proposed, and Congress is considering, measures to accelerate the development of biodefense products through NIH funding, the review process by the FDA and the final government procurement contracting authority. While this may help speed the approval of our vaccine candidates, it may also encourage competitors to develop their own vaccine candidates. If competitive vaccine candidates gain approval, we could face severe competition, which could harm our business.

If the U.S. government fails to purchase sufficient quantities of any future biodefense vaccine candidate, we may be unable to generate sufficient revenues to continue operations.

Changes in government budgets and agendas may result in a decreased and de-prioritized need to purchase our vaccine. Government contracts typically contain provisions that permit cancellation in the event that funds are unavailable to the governmental agency. Furthermore, we cannot be certain of the timing of any purchases. Substantial delays or cancellations of purchases could result from protests or challenges from third parties. If the U.S. government fails to purchase our vaccine, we may be unable to generate sufficient revenues to continue operations. Similarly, if we develop an anthrax vaccine candidate that is approved by the FDA, but the U.S. government does not place sufficient orders for this product, our future business will be harmed.

We may encounter difficulties managing the change and growth of our operations, which could adversely affect our business.

We have experienced a period of rapid change in our business as a result of increased emphasis on biodefense opportunities. In addition, we expect to experience substantial growth in 2006 in manufacturing, quality systems, clinical and regulatory functions associated with our SNS Contract. This change and growth in our business has strained and may continue to strain our administrative, financial and operational functions. We will need to, among other things, expand our staff and improve our systems and procedures to manage our expected growth and to maintain an adequate system of internal controls. Furthermore, through 2004 we made substantial capital expenditures in order to fulfill certain obligations under the SNS Contract. We plan additional capital expenditures in this regard, but at substantially lower levels than what we have already made. These additional capital expenditures will be primarily for redundancy, safety and corporate expansion. As a result of a rapid increase in headcount and capital expenditures, our operating budgets are significantly greater than they have been in the past. If we are unable to manage the change and growth of our business effectively, we may be unable to perform under our existing contracts or obtain future government contracts, both of which would harm our results of operations and financial condition.

U.S. government agencies have special contracting requirements, which create additional risks.

We have entered into contracts with NIAID and the HHS and a license agreement with USAMRIID, which are U.S. government agencies. Substantially all of our revenue is derived from government contracts and grants. In contracting with government agencies, we are subject to various U.S. government agency contract requirements. Future sales to U.S. government agencies will depend, in part, on our ability to meet U.S. government agency contract requirements, which we cannot be certain of satisfying.

U.S. government contracts typically contain termination provisions unfavorable to the non-governmental party, and are subject to audit and modification by the government at its sole discretion, which subjects us to additional risks.

These risks include the ability of the U.S. government to unilaterally:

•	suspend or prevent us for a set period of time from receiving new government contracts or extending existing contracts based on violations or suspected violations of laws or regulations;
•	terminate our existing government contracts;
•	reduce the scope and value of our existing government contracts;
•	audit and object to our contract-related costs and fees, including allocated indirect costs;
•	control and potentially prohibit the export of our products; and
•	change certain terms and conditions in our government contracts.

The U.S. government may terminate any of its contracts with us either for its convenience or if we default by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions generally enable us to recover only our costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and make us liable for excess costs incurred by the U.S. government in procuring undelivered items from another source. In addition, the U.S. government could bring criminal and civil charges against us based on intentional or unintentional violations of the representations and certifications that we have made in all our government contracts.

As a U.S. government contractor, we are required to comply with applicable laws, regulations and standards relating to our accounting practices and are subject to periodic audits and reviews. As part of any such audit or review, the U.S. government may review the adequacy of, and our compliance with, our internal control systems and policies, including those relating to our purchasing, property, estimating, compensation and management information systems. Based on the results of its audits, the U.S. government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, if an audit or review uncovers any improper or illegal activity, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

We could also suffer serious harm to our reputation if allegations of impropriety were made against us. Although adjustments arising from government audits and reviews have not seriously harmed our business in the past, future audits and reviews could cause adverse effects. In addition, under U.S. government purchasing regulations, some of our costs, including most financing costs, amortization of intangible assets, portions of our research and development costs, and some marketing expenses, may not be reimbursable or allowed under our contracts. Our NIAID Contracts and part of our SNS Contract contain cost-reimbursement terms and provisions. All of the costs that we incur under our NIH cost-reimbursement contracts will be subject to audit by the U.S. government, and the U.S. government will also determine the final indirect cost rate that we may charge. These audits could result in claims by the U.S. government for any unallowable or unallocable costs that we charged, or excess indirect costs, and for penalties that may be imposed for claiming unallowable costs.

In the future, if we must comply with some or all of the U.S. government-specific cost accounting standards, it is possible that we will need to expend substantial resources to modify our accounting processes and procedures. Further, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not.

In addition, with respect to the technology we received from USAMRIID, our license agreement with USAMRIID provides that USAMRIID reserves the right to require us and our affiliates to grant a nonexclusive, partially exclusive, or exclusive sublicense in any field of use to a responsible applicant, upon terms that are reasonable under the circumstances and under applicable law, to fulfill public health or safety needs. While we would be given an opportunity to appeal such a decision, the government’s exercise of such rights could give our competitors an opportunity to exploit the licensed patents and thereby undermine our competitive position. In addition, the license agreement requires us to manufacture products licensed under the agreement in the United States, which will result in less flexibility in commercializing our products.

The U.S. Congress may instigate an inquiry into the award of the SNS Contract to us which could adversely impact our business.

At least two Senate offices, including that of Senator Charles Grassley, have made inquiries about the award of the SNS Contract. Senator Charles Grassley, Chairman of the U.S. Senate Finance Committee, sent a letter to the HHS on January 28, 2005 requesting information about the SNS Contract and its award to us. The letter alleges that the HHS may have acted prematurely in awarding the SNS Contract to us. There can be no assurance that the U.S. Senate Finance Committee or other Congressional committees or members of Congress will not pursue an inquiry into the SNS Contract. Such an inquiry, if it were initiated, could include public hearings that could lead to negative publicity, a change to the SNS Contract, and an adverse effect on the value of our common stock. In addition, our competitors may attempt to create negative perceptions about VaxGen among members of Congress or the public that could encourage such inquiries. A formal U.S. Congressional inquiry would distract management, require significant human and financial resources to defend, could harm our reputation and could ultimately lead to audit or modification of contract terms or provisions of the SNS Contract by the U.S. government at its sole discretion, all of which may adversely impact our business.

Our fixed-price and cost-plus contracts may commit us to unfavorable terms.

We provide our products and services primarily through fixed-price and cost-plus contracts. In a fixed-price contract, we must fully absorb our cost overruns, notwithstanding the difficulty of estimating costs that are related to performance in accordance with contract specifications. The failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the profitability of a fixed-price contract or cause a loss. In a cost-plus contract, we are allowed to recover our approved costs, plus a fee, which may be fixed or variable depending on the contract arrangement. The total price on a cost-plus contract is based primarily on allowable costs incurred, but generally is subject to contract funding limitations. U.S. government regulations require us to notify our customer of any cost overruns or under runs on a cost-plus contract. If we incur costs in excess of the funding limitation in the contract, we may not be able to recover those cost overruns.

We license our vaccine candidates from third parties. If we fail to perform our obligations under these license agreements, we could lose our ability to develop and commercialize our vaccine candidates.

We license our anthrax vaccine candidate from USAMRIID and we license our smallpox vaccine candidate from Kaketsuken. Each of these license agreements requires that we perform certain obligations, including diligence obligations. If we fail to comply with our obligations under these agreements in a timely fashion, our licensors could terminate our rights to develop and commercialize our anthrax and smallpox vaccine candidates, which would seriously harm our business and prospects. These agreements may also require us to indemnify our licensors for various liabilities that may arise from the development and commercialization (including manufacture) of our vaccine candidates, whether or not the reason for the liability is within our control.

Our license agreement with Kaketsuken for our smallpox vaccine candidate may restrict our ability to develop and commercialize other vaccine products.

For a period of five years after the termination of our LC16m8 Agreement with Kaketsuken for our smallpox vaccine candidate, we may not, without Kaketsuken’s prior written consent, file for or obtain regulatory approval, sell and/or otherwise deal in any product having a similar activity to LC16m8. During the term of the LC16m8 Agreement, we may not, without the prior written consent of Kaketsuken, develop, sell, commercialize and/or otherwise deal in any products which may compete with or adversely affect LC16m8. These restrictions will be waived if the LC16m8 Agreement is terminated due to Kaketsuken’s uncured material breach of the LC16m8 Agreement or the FDA determines that LC16m8 is not approvable in the United States. These restrictions may adversely affect our ability to pursue attractive business opportunities.

Our suppliers may fail to provide, or may be delayed in providing, us with the necessary materials to produce our vaccine candidates.

We rely on suppliers to provide us with the necessary materials to produce our vaccine candidates. Any significant delays in obtaining any of these materials from our suppliers or other failure by our suppliers to perform as agreed may cause us to fail to perform under our contracts, which may cause us to be in breach under those contracts and cause those contracts to be terminated. We cannot assure you that we will not face shortages from one or more of these suppliers in the future. In particular, depending on both our and Kaketsuken’s supply needs for LC16m8, we may be unable to obtain adequate bulk vaccine material from Kaketsuken. We cannot ensure that if a shortage of LC16m8 bulk material occurs the bulk manufacturing technology will be transferred to us at terms favorable to us or at all.

Our subcontractors may fail to perform, or may be delayed in performing, certain tasks related to our ability to provide our vaccine candidates to the U.S. government under our contracts.

We rely on subcontractors to perform certain tasks related to the fulfillment of our contractual obligations. In particular, to fulfill our obligations under the SNS Contract, we will provide bulk quantities of our anthrax vaccine candidate to subcontractors and our subcontractors will fill sterile individual-use syringes for delivery to the U.S. government. The processes and procedures used by our subcontractors in performing these tasks must be validated and approved by the U.S. government as compliant with applicable legal requirements, including the FDA’s cGMP regulations. Any significant delays in performing these tasks by our subcontractors, or a failure to perform them in compliance with applicable FDA or other governmental regulations, could cause us to fail to perform under our contracts, which may cause us to be in breach under those contracts and cause those contracts to be terminated. We cannot assure you that one or more of these subcontractors will not be delayed in performing, or fail to perform their obligations under these contracts in compliance with applicable legal requirements.

We have only a limited operating history and we expect to continue to generate losses.

To date, we have engaged primarily in research, development and clinical testing. Since our inception in 1995, we have not been profitable, and we cannot be certain that we will ever achieve or sustain profitability. We have experienced substantial recurring operating losses and negative cash flows which we expect will continue. Developing our product candidates will require significant additional research and development, including non-clinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with our general and administrative expenses, to result in continuing operating losses until we begin delivering sufficient quantities of rPA102 to realize profitability. Our ability to achieve profitability will depend, in part, on our ability to successfully develop our anthrax vaccine to the point where the U.S. government will accept it for delivery to the SNS. We may not be able to achieve profitability if the U.S. government does not accept delivery of our anthrax vaccine to the SNS.

Vaccine development is a long, expensive and uncertain process and the approval requirements for vaccines used to fight bioterrorism are still evolving. If we are unable to successfully develop and test our vaccine candidates in accordance with these requirements, our business will suffer.

We are subject to rigorous and extensive regulation by the FDA and comparable foreign regulatory authorities. In the United States, our vaccine candidates for anthrax and smallpox are regulated by the FDA as Biologics. In order to obtain approval from the FDA to market our vaccine candidates, other than to the SNS under the terms of our contract, we will be required to submit to the FDA a BLA, which must include both preclinical and clinical trial data as prescribed by the FDA’s current regulatory criteria for vaccines such as our product candidates, as well as extensive data regarding the manufacturing procedures and processes for the vaccine candidates. Ordinarily, the FDA requires a sponsor to support a BLA application with substantial evidence of the product’s safety and effectiveness in treating the targeted indication based on data derived from adequate and well-controlled clinical trials, including Phase III effectiveness trials conducted in patients with the disease or condition being targeted. Because humans are not normally exposed to anthrax or smallpox, statistically significant effectiveness of our biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for marketing. We believe that, according to the FDA’s current BLA requirements for certain Biologics that cannot be feasibly or ethically tested in humans in Phase III efficacy studies, we may instead be able to obtain BLA approval based on clinical data from Phase II and Phase III trials in healthy subjects that demonstrate adequate safety and immune response, and effectiveness data from studies in animals.

Specifically, we intend to pursue FDA approval of our anthrax and smallpox vaccine candidates under requirements published by the FDA in 2002 that allow the FDA to approve certain vaccines used to reduce or prevent the toxicity of chemical, biological, radiological or nuclear substances based on human clinical data to demonstrate safety and immune response, and evidence of effectiveness derived from appropriate non-clinical studies and any additional supporting data. We cannot predict whether we will obtain regulatory approval for any of our product candidates pursuant to these provisions, or at all. We may fail to obtain approval from the FDA or foreign regulatory authorities, or experience delays in obtaining such approvals, due to varying interpretations of data or failure to satisfy current safety, efficacy, and quality control requirements. Until we receive FDA approval, we will not receive certain payments under the SNS contract. Further, our business is subject to substantial risk because the FDA’s current policies governing biodefense vaccines may change suddenly and unpredictably and in ways that could impair our ability to obtain regulatory approval of these products. We cannot guarantee that the FDA will approve our anthrax and smallpox vaccine candidates on a timely basis or at all.

Delays in successfully completing our clinical trials could jeopardize our ability to obtain regulatory approval or market our vaccine candidates on a timely basis.

Our business prospects will depend on our ability to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to successfully commercialize our vaccine candidates. Vaccine development to show adequate evidence of effectiveness in animal models and safety and immune response in humans is a long, expensive and uncertain process, and delay or failure can occur at any stage of our non-clinical studies or clinical trials. Any delay or significant adverse clinical events arising during any of our clinical trials could force us to abandon a vaccine candidate altogether or to conduct additional clinical trials in order to obtain approval from the FDA or foreign regulatory bodies. These development efforts and clinical trials are lengthy and expensive, and the outcome is uncertain.

Completion of our clinical trials, announcement of results of the trials and our ability to obtain regulatory approvals could be delayed for a variety of reasons, including:

•	slower-than-anticipated enrollment of volunteers in the trials;
•	lower-than-anticipated recruitment or retention rate of volunteers in the trials;
•	serious adverse events related to the vaccine candidates;
•	unsatisfactory results of any clinical trial;
•	the failure of our principal third-party investigators to perform our clinical trials on our anticipated schedules; or
•	different interpretations of our preclinical and clinical data, which could initially lead to inconclusive results.

Our development costs will increase if we have material delays in any clinical trial or if we need to perform more or larger clinical trials than planned. If the delays are significant, or if any of our vaccine candidates do not prove to be safe or effective or do not receive required regulatory approvals, our financial results and the commercial prospects for our product candidates will be harmed. Furthermore, our inability to complete our clinical trials in a timely manner could jeopardize our ability to obtain regulatory approval.

The independent clinical investigators that we rely upon to conduct our clinical trials may not be diligent, careful or timely, and may make mistakes, in the conduct of our clinical trials.

We depend on independent clinical investigators to conduct our clinical trials. The investigators are not our employees, and we cannot control the amount or timing of resources that they devote to our vaccine development programs. If independent investigators fail to devote sufficient time and resources to our vaccine development programs, or if their performance is substandard or fails to comply with the protocol and applicable laws and regulatory standards, FDA approval of our vaccine candidates may be delayed or prevented. These independent investigators may also have relationships with other commercial entities, some of which may compete with us. If these independent investigators assist our competitors at our expense, it could harm our competitive position.

If we fail to comply with extensive regulations enforced by domestic and foreign regulatory authorities both before and after we obtain approval of our vaccine candidates, the commercialization of our product candidates could be prevented, delayed or suspended.

Vaccine candidates are subject to extensive government regulations related to development, testing, manufacturing and commercialization in the United States and other countries. Our vaccine candidates are in the preclinical and clinical stages of development and have not received required regulatory approval from the FDA to be commercially marketed and sold in the United States. With the exception of LC16m8, which is approved and sold in Japan, our vaccine candidates have not received required regulatory approval from foreign regulatory agencies to be commercially marketed and sold. The process of obtaining and complying with FDA, other governmental and foreign regulatory approvals and regulations is costly, time consuming, uncertain and subject to unanticipated delays. Despite the time and expense exerted, regulatory approval is never guaranteed.

We also are subject to the following regulatory risks and obligations, among others:

•	the FDA or foreign regulators may refuse to approve an application if they believe that applicable regulatory criteria are not satisfied;
•	the FDA or foreign regulators may require additional testing for safety and effectiveness;
•	the FDA or foreign regulators may interpret data from non-clinical testing and clinical trials in different ways than we interpret them;
•

if regulatory approval of a product is granted, the approval may be limited to specific indications or limited with respect to its distribution. In addition, many foreign countries control pricing and coverage under their respective national social security systems;

•	the FDA or foreign regulators may not approve our manufacturing processes or manufacturing facilities;
•	the FDA or foreign regulators may change their approval policies or adopt new regulations;
•

even if regulatory approval for any product is obtained, the marketing license will be subject to continual review, and newly discovered or developed safety or effectiveness data may result in suspension or revocation of the marketing license;

•

if regulatory approval of the vaccine candidate is granted, the marketing of that vaccine would be subject to adverse event reporting requirements and a general prohibition against promoting products for unapproved or “off-label” uses; and

•

in some foreign countries, we may be subject to official release requirements that require each batch of the vaccine we produce to be officially released by regulatory authorities prior to its distribution by us.

Failure to comply with the regulatory requirements of the FDA and other applicable foreign regulatory bodies may subject us to administrative or judicially imposed sanctions, including:

•	warning letters;
•	civil penalties;
•	criminal penalties;

•	injunctions;
•	product seizure or detention, including any products that we manufacture under the SNS Contract;
•	product recalls;
•	total or partial suspension of production; and
•	suspension or revocation of the marketing license.

We and our subcontractors are subject to ongoing regulatory review and periodic inspection and approval of manufacturing procedures and operations, including compliance with cGMP regulations.

The manufacturing methods, equipment and processes used by us and our subcontractors must comply with the FDA’s cGMP regulations. The cGMP requirements govern, among other things, recordkeeping, production processes and controls, personnel and quality control. The FDA must approve the facilities used to manufacture our products before they can be used to commercially manufacture our vaccine products or commence deliveries under the SNS Contract, and these facilities are subject to ongoing and periodic inspections. If we or our subcontractors fail to comply with the cGMP requirements, or fail to pass a pre-approval inspection of our manufacturing facility in connection with the SNS Contract, we may not receive regulatory approval, and we would be subject to possible judicial or administrative sanctions. In addition, preparing a manufacturing facility for commercial manufacturing may involve unanticipated delays and the costs of complying with cGMP regulations may be significant. Any material changes we make to our manufacturing processes after we obtain approval of a product may require approval by the FDA, state or foreign regulatory authorities.

Our product development efforts may not yield marketable products due to results of studies or trials, failure to achieve regulatory approvals or market acceptance, proprietary rights of others or manufacturing issues.

Our success depends on our ability to successfully develop and obtain regulatory approval to market new biopharmaceutical products. Development of a product requires substantial technical, financial and human resources. Our potential products may appear to be promising at various stages of development yet fail to reach the market for a number of reasons, including:

•	the lack of adequate quality or sufficient prevention benefit, or unacceptable safety during preclinical studies or clinical trials;
•	their failure to receive necessary regulatory approvals;
•	the existence of proprietary rights of third parties; or

•	the inability to develop manufacturing methods that are efficient, cost-effective and capable of meeting stringent regulatory standards.

Political or social factors may delay or impair our ability to market our vaccine products.

Products developed to treat diseases caused by or to combat the threat of bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been highly charged and unpredictable. Political or social pressures may delay or cause resistance to bringing our products to market or limit pricing of our products, which would harm our business.

We may fail to protect our intellectual property or may infringe on the intellectual property rights of others, either of which could harm our business.

If we are unable to protect our intellectual property, we may be unable to prevent other companies from using our technology in competitive products. If we infringe on the intellectual property rights of others, we may be prevented from developing or marketing our product candidates. We rely on patent and other intellectual property protection to prevent our competitors from manufacturing and marketing our product candidates. Given the rights retained and licenses granted to the U.S. government with regard to our anthrax vaccine candidate, to the extent that the U.S. government or foreign governments or organizations procuring vaccines through treaties or agreements with the U.S. government constitute the primary market for any of our products, the licenses granted by the U.S. government may not provide us with a competitive advantage.

In addition, under our U.S. government contracts, we have a duty to disclose each invention that we conceive or reduce to practice in performing the agreement, and if we wish to retain title to such invention, we must affirmatively elect to do so. If we fail to strictly follow these disclosure requirements, the U.S. government could take title to such inventions and preclude us from using them. For each invention to which we retain title, the U.S. government has both a worldwide, irrevocable, royalty-free license to practice or have practiced such invention on behalf of the U.S. government, and certain “march-in” rights pursuant to which the U.S. government could require us to license the invention that we own to third parties, including our competitors.

Our technology, including technology licensed from Kaketsuken and USAMRIID, or technology that we may license in the future, if any, will be protected from unauthorized use by others only to the extent that it is covered by valid and enforceable patents, or effectively maintained as trade secrets and exclusively licensed to us. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the scope and breadth of patent claims that may be afforded to other companies’ patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits, even in such instances in which the outcome is favorable to us.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•

any patents issued to us or licensed from Kaketsuken or USAMRIID or other parties, or that we may license in the future, if any, will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

•	we or any of our current or future licensors will adequately protect trade secrets;
•	we will develop additional proprietary technologies that are patentable; or
•	the patents of others will not have a material adverse effect on our business.

We cannot be certain that patents issued to us in the future, if any, or patents that we have licensed from Kaketsuken and USAMRIID, or that we may license in the future, if any, will be enforceable and afford protection against competitors. In this regard, the U.S. government has the right to use, for or on behalf of the U.S. government, any technologies developed by us under our U.S. government contracts and we cannot prohibit third parties, including our competitors, from using those technologies in providing products and services to the U.S. government. Accordingly, under our license agreement with USAMRIID granting us an exclusive license to commercialize the anthrax vaccine, the U.S. government retains a license for any federal government agency to practice USAMRIID’s anthrax-related inventions, by or on behalf of the government, thereby allowing the use of the inventions in support of government contracts with other parties, including our competitors.

Moreover, we could lose the USAMRIID license if the U.S. government terminates the license if we or any of our sublicensees:

•	fail to diligently develop a vaccine product in accordance with the development plan described in the agreement;
•	materially breach the agreement;
•	make a materially false statement (or fail to provide required information) in a plan or report required under the agreement;
•	fail to make payments required under the agreement; or
•	file for bankruptcy.

In addition, we cannot assure you that our operations or technology will not infringe intellectual property rights of others. The United States Patent and Trademark Office keeps United States patent applications confidential while the applications are pending. As a result, we cannot determine which inventions third parties claim in pending patent applications that they have filed. We may need to engage in litigation to defend or enforce our patent and license rights or to determine the scope and validity of the proprietary rights of others. If we infringe the intellectual property of others, there can be no assurance that we would be able to obtain licenses to use the technology on commercially reasonable terms or at all. Failure to obtain licenses could force us to cease development or sale of a product candidate.

Our investment in a South Korean manufacturing joint venture may not be successful.

We cannot be certain that Celltrion, the South Korean manufacturing facility in which we are a joint venture participant, will pass domestic or foreign regulatory approvals or be able to manufacture mammalian cell culture products in commercial quantities on a cost-effective basis or at all. In addition, it is uncertain whether Celltrion will be able to effectively manage the facility for mammalian cell culture biomanufacturing and to make this facility profitable. Furthermore, the political, social and economic situation in South Korea, and the stability of the Korean peninsula as a whole, may not provide an environment in which Celltrion would be able to manufacture products cost-effectively or at all. The South Korean government may impose regulations or restrictions that would make it difficult, impractical or impossible, whether economically, legally or otherwise, for Celltrion to conduct its business there.

If Celltrion is unable to manufacture mammalian cell culture products, or if it becomes commercially impractical for Celltrion to manufacture such products, we may not realize a financial or other benefit from our investment.

We face competition from several companies with greater financial, personnel and research and development resources than ours.

Our competitors are developing vaccine candidates for anthrax and smallpox, which could compete with the vaccine candidates we are developing. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products for any of the diseases that we target that:

•	are more effective;
•	have fewer or less severe adverse side effects;
•	are more adaptable to various modes of dosing;
•	are easier to administer; or
•	are less expensive than the products or product candidates we are developing.

Even if we are successful in developing effective vaccine products, and obtain FDA and other regulatory approvals necessary for commercializing them, our products may not compete effectively with other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, making our products obsolete, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us may have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals, and greater marketing capabilities than we do.

Natural disasters, including earthquakes, may damage our facilities.

Our corporate and manufacturing facilities are primarily located in California. Our facilities in California are in close proximity to known earthquake fault zones. As a result, our corporate, research and manufacturing facilities are susceptible to damage from earthquakes and other natural disasters, such as fires, floods and similar events. Although we maintain general business insurance against fires and some general business interruptions, there can be no assurance that the scope or amount of coverage will be adequate in any particular case.

If we fail to manage successfully any company or product acquisitions, joint ventures or in-licensed product candidates, we may be limited in our ability to develop our product candidates and to continue to expand our product candidate pipeline.

Our current vaccine product development programs were initiated through in-licensing or collaborative arrangements. These collaborations include licensing proprietary technology from, and other relationships with, biotechnology companies and government research institutes and organizations. As part of our business strategy, we intend to continue to expand our product pipeline and capabilities through company or product acquisitions, in-licensing or joint venture arrangements. Any such activities will be accompanied by certain risks including:

•	exposure to unknown liabilities of acquired companies;
•	higher than anticipated acquisition costs and expenses;
•	the difficulty and expense of integrating operations and personnel of acquired companies;
•	disruption of our ongoing business;
•	diversion of management’s time and attention; and
•	possible dilution to stockholders.

If our competitors successfully enter into partnering or license agreements or we are unable to reach agreement on license or partnering agreements on terms acceptable to us, we may then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. In addition, if we are unable to manage successfully any acquisitions, joint ventures and other collaboration opportunities, we may be limited in our ability to develop new products and therefore to continue to expand our product pipeline.

Our use of hazardous materials and chemicals require us to comply with regulatory requirements and exposes us to potential liabilities.

Our research and development involves the controlled use of hazardous materials and chemicals. We are subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for significant damages or fines. These damages could exceed our resources and any applicable insurance coverage. In addition, we may be required to incur significant costs to comply with regulatory requirements in the future.

We may become subject to product liability claims, which could reduce demand for our product candidates or result in damages that exceed our insurance coverage.

We face an inherent risk of exposure to product liability suits in connection with vaccines being tested in human clinical trials or sold commercially. We may become subject to a product liability suit if any vaccine we develop causes injury, or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from our vaccines or products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a vaccine or product, injury to our reputation, withdrawal of clinical trial volunteers and loss of revenues.

If a product liability claim is brought against us, the cost of defending the claim could be significant and any adverse determination may result in liabilities in excess of our insurance coverage. We currently have product liability insurance, including clinical trial liability, in the amount of $25.0 million for our anthrax and smallpox programs. Additionally, we are applying for indemnification under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002 (the “SAFETY Act”) which preempts and modifies tort laws so as to limit the claims and damages potentially faced by companies who provide certain “qualified” anti-terrorism products. However, we cannot be certain that our current insurance can be maintained, or that additional insurance coverage could be obtained on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is new, and we cannot be certain that any such protections will apply to our vaccines or products.

The Public Readiness and Emergency Preparedness Act (“Public Readiness Act”) was signed into law December 2005 and creates general immunity for manufacturers of countermeasures, including security countermeasures (as defined in Section 319F-2(c)(1)(B)), when the Secretary of the HHS issues a declaration for their manufacture, administration or use. The declaration is meant to provide general immunity from all claims under state or federal law for loss arising out of the administration or use of a covered countermeasure. Manufacturers are exempt from this protection in cases of willful misconduct.

Upon a declaration by the Secretary of the HHS, a compensation fund is created to provide “timely, uniform, and adequate compensation to eligible individuals for covered injuries directly caused by the administration or use of a covered countermeasure”. The “covered injuries” to which the program applies are defined as serious physical injuries or death. Individuals are permitted to bring a willful misconduct action against a manufacturer only after they have exhausted their remedies under the compensation program. However, a willful misconduct action could be brought against us if an individual(s) exhausted their remedies under the compensation program and thereby expose us to liability.

We may become subject to standard product liability suits and other third party claims if vaccines or products developed by us and which fall outside of the Public Readiness Act cause injury or if vaccinated individuals subsequently become infected or otherwise suffer adverse effects from such vaccines or products.

We may be subject to claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Failure to hire and retain key management employees could adversely affect our ability to obtain financing, develop our products, conduct clinical trials or execute our business strategy.

We are highly dependent on our senior management and scientific staff. These individuals have played a critical role in raising capital, negotiating business development opportunities, developing the vaccine candidates, conducting clinical trials and manufacturing product candidates. We face intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers. We do not maintain non-compete agreements with any of our employees. If we lose the services of any key members of our senior management or scientific staff, temporarily or permanently, and we are unable to recruit qualified replacements where we deem it necessary, we may be unable to achieve our business objectives.

Our stockholders could experience substantial dilution as result of the issuance of additional shares of common or preferred stock.

Our Board of Directors has the authority to establish the designation of up to 20,000,000 shares of preferred stock that are convertible into common stock without any action by our stockholders, and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares. We may raise additional funds through public or private offerings of our preferred stock or our common stock, or through issuance of debt securities that are convertible into shares of our common stock. The issuance of additional shares of our common stock, or conversion of preferred stock or debt securities into shares of common stock, would further dilute the percentage ownership of our stockholders.

Shares of our common stock eligible for future sale may adversely affect the market for our common stock.

After we are re-listed, if at all, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of our common stock by means of effective resale registration statements or by ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. We agreed to register for resale under the Securities Act the shares of our common stock issuable upon conversion of the Notes and the shares of our common stock issued in private placements of our common stock in December 2004 and February 2006. We have agreed to file registration statements for these shares within 30 days following the first date we become current in our reporting requirements under the Exchange Act and to use our best efforts to cause the Registration Statement to become effective in no event later than 120 days after the filing of these registration statements. In addition, pursuant to Rule 144 generally, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock effective resale registration statements or pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Our stock price is likely to be volatile.

Currently, our common stock is traded over the counter, or OTC, and is quoted on the OTC Pink Sheets LLC. Stocks traded OTC typically are subject to greater volatility than stocks traded on stock exchanges, Nasdaq National Market or the Nasdaq Capital Market, due to the fact that OTC trading volumes are generally significantly less than on stock exchanges, Nasdaq National Market or the Nasdaq Capital Market, allowing a relatively few number of stock trades to greatly affect the stock price. As such, the trading price of our common stock has been and is likely to continue to be extremely volatile. For example, between August 9, 2004 and December 31, 2005, the closing price of our common stock, as quoted on the Pink Sheets, has ranged from a high of $17.06 per share to a low of $7.79 per share.

Our stock price could continue to be subject to wide fluctuations in response to a variety of factors, including the following:

•	timing and consistency of filing financial statements;
•	failure to win future, or the termination of existing, government activities relating to contracts for anthrax or smallpox vaccines;

•	adverse results or delays in clinical trials;
•	delays in our product development efforts;
•	real or perceived safety issues with any of our vaccine candidates;
•	failure to obtain or maintain required regulatory approvals;
•	delays in completion or validation of our manufacturing activities relating to the facilities in South Korea;
•	changes in financial estimates by securities analysts and our failure to meet or exceed such estimates;
•	rumors about our business prospects, product development efforts or the progress, timing and completion of our clinical trials;
•	new products or services offered by us or our competitors or announcements relating to product developments by our competitors;
•	issuances of debt or equity securities;
•	actual or expected sales by our stockholders of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants; and
•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies. If we face securities litigation in the future, even if meritless or unsuccessful, it would result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on our business.

We could experience equipment, raw material, manufacturing, quality control or other production problems, especially in periods of increasing volume.

There can be no assurance that we will be able to meet our projected manufacturing capacity if and when customer orders reach higher levels. We have made and intend to continue to make significant capital expenditures to expand our manufacturing capacity. However, since customer demand is difficult to predict, we may be unable to ramp up our production quickly enough to timely fill new customer orders. This could cause us to lose new business and possibly existing business. In addition, if we overestimate customer demand, we could incur significant costs from creating excess capacity. We may experience manufacturing complications associated with increasing our manufacturing capacity, including the adequate production capacity to meet order requirements and delivery schedules. We may also experience difficulties implementing new manufacturing processes or outsourcing some of our manufacturing. The addition of fixed overhead costs increases our breakeven point and results in lower profit margins unless compensated for by increased product sales. When purchasing raw materials for our anticipated demand, we take into consideration the order-to-delivery lead times of vendors and the economic purchase order quantity for such raw materials. If we over-estimate customer demand, excess raw material inventory can result, which would have an adverse effect on our results of operations.

Failure of any portion of our infrastructure at our sole manufacturing facility could have a material adverse effect on our business.

We are highly dependent on our manufacturing infrastructure to achieve our business objectives. If we experience a problem that impairs our manufacturing infrastructure, such as a computer virus, intentional disruption of information technology systems by a third party, a work stoppage, terrorist attack or manufacturing failure the resulting disruptions could impede our ability to book or process orders, manufacture and ship in a timely manner or otherwise carry on our business in the ordinary course. Any such events could cause us to lose significant customers or net sales and could require us to incur significant expense to eliminate these problems and address related security concerns.

We have no history of paying dividends on our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance our growth. If we decide to pay dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

Our charter documents and Delaware law may discourage an acquisition of VaxGen.

Provisions of our certificate of incorporation, by-laws, and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. We may issue shares of preferred stock in the future without stockholder approval and upon such terms as our board of directors may determine. Our issuance of this preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding stock. Our charter and by-laws also provide that special stockholders meetings may be called only by our Chairman of the board of directors, by our Secretary at the written request of the chairman or by our board of directors, with the result that any third-party takeover not supported by the board of directors could be subject to significant delays and difficulties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VaxGen, Inc.
(Registrant)

Dated: February 16, 2006	By: /s/ Kevin C. Lee
Kevin C. Lee
Acting Chief Financial Officer